Exhibit 10.2

PURCHASE AND SALE AGREEMENT

BY AND AMONG
BLACK HILLS EXPLORATION AND PRODUCTION, INC.
UNIT PETROLEUM COMPANY
SUNDANCE ENERGY, INC.
HIGHLINE EXPLORATION, INC.
HOUSTON ENERGY, L.P.
NISKU ROYALTY, LP
EMPIRE OIL COMPANY
AND
KENT M. LYNCH
AS SELLERS

AND

QEP ENERGY COMPANY,

AS PURCHASER
_________________________________________
DATED AS OF AUGUST 23, 2012
_________________________________________

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND INTERPRETATION
Section 1.1Defined Terms
Section 1.2References and Rules of Construction
ARTICLE 2 PURCHASE AND SALE
Section 2.1Purchase and Sale
Section 2.2Assets
Section 2.3Excluded Assets
Section 2.4Effective Time; Proration of Costs and Revenues
Section 2.5Procedures
ARTICLE 3 PURCHASE PRICE
Section 3.1Purchase Price
Section 3.2Allocation of Purchase Price
Section 3.3Adjustments to Purchase Price
Section 3.4Allocated Values
ARTICLE 4 TITLE AND ENVIRONMENTAL MATTERS
Section 4.1Sellers’ Title
Section 4.2Title Defects
Section 4.3Title Benefits
Section 4.4Title Disputes
Section 4.5Limitations on Applicability
Section 4.6Consents to Assignment and Preferential Rights to Purchase
Section 4.7Casualty or Condemnation Loss
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLER
Section 5.1Generally
Section 5.2Existence and Qualification
Section 5.3Power
Section 5.4Authorization and Enforceability
Section 5.5No Conflicts.
Section 5.6Liability for Brokers’ Fees
Section 5.7Intellectual Property
Section 5.8Insurance
Section 5.9Litigation
Section 5.10Payment of Royalties and Rentals
Section 5.11Taxes and Assessments
Section 5.12Capital Commitments

Section 5.13Compliance with Laws
Section 5.14Contracts
Section 5.15Payments for Production.
Section 5.16Consents and Preferential Purchase Rights
Section 5.17Properties
Section 5.18Non-Consent Operations
Section 5.19Bankruptcy
Section 5.20Helis as Operator
Section 5.21Certain Disclaimers
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER
Section 6.1Generally
Section 6.2Existence and Qualification
Section 6.3Power
Section 6.4Authorization and Enforceability
Section 6.5No Conflicts
Section 6.6Liability for Brokers’ Fees
Section 6.7Litigation
Section 6.8Financing
Section 6.9Securities Law Compliance
Section 6.10Independent Evaluation
Section 6.11Consents, Approvals or Waivers
Section 6.12Bankruptcy
Section 6.13Qualification
Section 6.14Limitation
ARTICLE 7 COVENANTS OF THE PARTIES
Section 7.1Access
Section 7.2Government Reviews
Section 7.3Public Announcements; Confidentiality.
Section 7.4Operation of Business
Section 7.5Non-Solicitation of Employees
Section 7.6Change of Name
Section 7.7Replacement of Bonds, Letters of Credit and Guaranties
Section 7.8Notification of Breaches
Section 7.9Amendment to Schedules
Section 7.10Regulatory Matters
Section 7.11Further Assurances
Section 7.12Sellers’ Waiver, Release and Conveyance
Section 7.13Sellers’ Representative
ARTICLE 8 CONDITIONS TO CLOSING
Section 8.1Sellers’ Conditions to Closing
Section 8.2Purchaser’s Conditions to Closing

ARTICLE 9 CLOSING
Section 9.1Time and Place of Closing
Section 9.2Obligations of Sellers at Closing
Section 9.3Obligations of Purchaser at Closing
Section 9.4Closing Payment and Post-Closing Purchase Price Adjustments
ARTICLE 10 TERMINATION; REMEDIES
Section 10.1Termination
Section 10.2Effect of Termination
Section 10.3Remedies for Failure to Close
ARTICLE 11 ASSUMPTION; INDEMNIFICATION
Section 11.1Assumption
Section 11.2Indemnification
Section 11.3Indemnification Actions
Section 11.4Limitation on Actions
ARTICLE 12 TAX MATTERS
Section 12.1Tax Filings.
Section 12.2Current Tax Period Taxes
Section 12.3Tax Indemnity
Section 12.4Characterization of Certain Payments
Section 12.5Withholding Taxes
ARTICLE 13 MISCELLANEOUS
Section 13.1Counterparts
Section 13.2Notice
Section 13.3Tax, Recording Fees, Similar Taxes & Fees
Section 13.4Governing Law; Jurisdiction
Section 13.5Waivers
Section 13.6Assignment
Section 13.7Entire Agreement
Section 13.8Amendment
Section 13.9No Third Party Beneficiaries
Section 13.10Construction
Section 13.11Limitation on Damages
Section 13.12Recording
Section 13.13Conspicuous
Section 13.14Time of Essence
Section 13.15Delivery of Records
Section 13.16Severability
Section 13.17Specific Performance
Section 13.18Like-Kind Exchange

APPENDICES:

Appendix A	- Definitions
EXHIBITS:

Exhibit A-1	- Leases

Exhibit A-2	- Units

Exhibit A-3	- Gas Gathering Systems and Surface Interests

Exhibit B	- Form of Assignment

Exhibit C	- Form of Letter-in-Lieu of Transfer Order

Exhibit D	- Retained ORRIs

SCHEDULES:
Schedule 3.1        -    Unadjusted Purchase Price for each Seller
Schedule 3.2        -    Purchase Price Allocation Schedule
Schedule 3.4        -    Allocated Values
Schedule 5.1        -    Seller Knowledge Individuals
Schedule 5.8        -    Insurance
Schedule 5.9        -    Litigation
Schedule 5.11        -    Taxes and Assessments
Schedule 5.12        -    Capital Commitments
Schedule 5.14        -    Contracts
Schedule 5.15        -    Payments for Production and Imbalances
Schedule 5.16        -    Consents and Preferential Rights to Purchase
Schedule 5.17        -    Lease Notices
Schedule 5.18         -     Non-Consent Operations
Schedule 6.1        -    Purchaser Knowledge Individuals
Schedule 7.4        -    Operations
Schedule 11.1        -    Assumed Purchaser Obligations

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (as may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is dated as of August 23, 2012 (the “Execution Date”), by and among Black Hills Exploration and Production, Inc., a Wyoming Corporation (“Black Hills”), Unit Petroleum Company, an Oklahoma Corporation (“UPC”), Sundance Energy, Inc., a Colorado Corporation, Highline Exploration, Inc., an Alabama Corporation, Houston Energy, L.P. a Texas limited partnership, Nisku Royalty, LP, a Montana limited partnership, Empire Oil Company, a North Dakota corporation, and Kent M. Lynch (each a “Seller” and, collectively, the “Sellers”), on the one part, and QEP Energy Company, a Texas corporation (“Purchaser”), on the other part. Each of the Sellers and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:
A.    Sellers own certain interests in oil and gas properties, rights and related assets that are defined and described herein as the “Assets.”

B.    Sellers desire to sell to Purchaser and Purchaser desires to purchase from Sellers the Assets, in the manner and upon the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION
Section 1.1    Defined Terms. In addition to the terms defined in the preamble and the Recitals of this Agreement, for purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix A.
Section 1.2    References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause or other subdivision unless expressly so limited. The words “this Article,” “this Section,” “this subsection,” “this clause,” and words of similar import, refer only to the Article, Section, subsection and clause hereof in which such words occur. The word “including” (in its various forms) means including without limitation. All references to “$” shall be deemed references to Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date. Unless expressly provided to the contrary, the word “or” is not exclusive. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices, Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes. Reference herein to any federal, state, local or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
ARTICLE 2
PURCHASE AND SALE
Section 2.1    Purchase and Sale. At the Closing, upon the terms and subject to the conditions of this Agreement, each Seller agrees to sell, transfer and convey the Assets to Purchaser and Purchaser agrees to purchase, accept and pay for the Assets and to assume the Assumed Purchaser Obligations.
Section 2.2    Assets. As used herein, subject to the terms and conditions of this Agreement, the term “Assets” means with respect to a Seller all of the Seller Assets and “Seller Assets” in each case means such Seller’s (and, as applicable, its Affiliates’) right, title and interest in and to the following:
(a)    The oil and gas leases, oil, gas and mineral leases, subleases and other leaseholds, royalties, overriding royalties, net profits interests, mineral fee interests, carried interests, and other rights to Hydrocarbons that are identified on Exhibit A-1 (collectively, the “Leases”);

(b)    All pooled, communitized or unitized acreage that includes all or a part of any Lease, including those shown on Exhibit A-2 (collectively, the “Units”), and all tenements, hereditaments and appurtenances belonging to the Leases and Units;
(c)    All oil, gas, water, carbon dioxide, or injection wells located on the Leases or Units, whether producing, shut-in or temporarily abandoned, including the wells shown on Exhibit A-2 (collectively, the “Wells”);
(d)    All tanks, flowlines, pipelines, gathering systems and appurtenances thereto located on the Leases or Units or used, or held for use, in connection with the operation of the Wells, including those identified on Exhibit A-3 (the “Gathering Systems”; and together with the Units, the Leases and the Wells, the “Properties”);
(e)    [Reserved];
(f)    All contracts, agreements and instruments to the extent applicable to the Properties or the production of Hydrocarbons from the Properties, including operating agreements, unitization, pooling and communitization agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farmin and farmout agreements, participation agreements, exchange agreements, transportation agreements, agreements for the sale and purchase of Hydrocarbons and processing agreements, but excluding any contracts, agreements and instruments the transfer of which is restricted by its terms or applicable Law; provided, however, each Seller, as applicable, shall use its Commercially Reasonable Efforts to obtain waivers or consents for the transfer of such contracts, agreements or instruments pursuant to Section 4.6, only to the extent that such waiver or consent is not obtained by Helis under the Helis PSA (subject to such qualification, the “Contracts”);
(g)    All surface fee interests, easements, Permits, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use solely in connection with, the Properties, including those interests set forth on Exhibit A-3, but excluding, in all such instances, any items the transfer of which is restricted by its terms or applicable Law; provided, however, each Seller, as applicable, shall use its Commercially Reasonable Efforts to obtain waivers or consents for the transfer of such contracts, agreements or instruments pursuant to Section 4.6 to the extent not obtained by Helis under the Helis PSA;
(h)    All equipment, materials, supplies, machinery, tools, fixtures and other tangible personal property (including but not limited to spare parts, casing, tubing, wellheads, etc.) and improvements located on the Properties or used or held for use solely in connection with the operation of the Properties or the production of Hydrocarbons from the Properties; but excepting and reserving any Hydrocarbons stored in stock tanks, pipelines or other storage as of the Effective Time other than such Hydrocarbons for which there is a purchase price adjustment pursuant to Section 3.3(a)(iv) (subject to such exclusion, the “Equipment”);
(i)    The Leased Assets, except to the extent that any of the Leased Assets are transferable with the payment of a fee or other consideration (unless Purchaser has agreed in writing to pay such fee or other consideration) but excluding, in all such instances, any items the transfer of which is restricted by its terms or applicable Law; provided, however, each Seller, as applicable, shall use its Commercially Reasonable Efforts to obtain waivers or consents for the transfer of such contracts, agreements or instruments pursuant to Section 4.6 to the extent not obtained by Helis under the Helis PSA;
(j)    All Hydrocarbons produced from or attributable to the Leases, the Units or the Wells at and after the Effective Time;
(k)    All geophysical and other seismic data, and other technical data and information, relating to the Properties, but excluding, in all such instances, any data the transfer of which is restricted by its terms (unless such data is transferable with the payment of a fee or other consideration and Purchaser has agreed in writing to pay such fee or other consideration) or applicable Law;
(l)    All (i) trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable and other receivables and general intangibles, attributable to the Assets with respect to periods of time from and after the Effective Time, (ii) liens and security interests in favor of each Seller, whether choate or inchoate, under any law or contract, to the extent arising from, or relating to, the ownership, operation, or sale or other disposition at or after the Effective Time of any of the Assets, and (iii) claims of indemnity, contribution or reimbursement relating to the Assumed Purchaser Obligations;
(m)    All rights to audit the records of any Person and to receive refunds or payments of any nature, and all amounts of money, relating thereto, in each case, to the extent arising from, or relating to, the ownership, operation, or sale or other disposition at or after the Effective Time of the Assets;
(n)    All intangible rights, inchoate rights, transferable rights under warranties made by prior owners, manufacturers, vendors and Third Parties, and rights accruing under applicable statute of limitation or prescription, to the extent related to or attributable to the Assets (excluding items that relate to matters for which Sellers are required to provide indemnification to Purchaser hereunder);
(o)    All claims, rights, demands, complaints, causes of action, suits, actions, judgments, damages, awards, fines, penalties, recoveries, settlements, appeals, duties, obligations, liabilities, losses, debts, costs and expenses (including court costs, expert witness fees and reasonable attorneys’ fees) in favor of any Seller arising from acts, omissions or events, or damage to or destruction of the Properties (excluding items that relate to matters for which a Seller is required to provide indemnification to Purchaser hereunder); and
(p)    The Records.
Section 2.3    Excluded Assets. The Assets shall not include, and there is excepted, reserved and excluded from this transaction, the Excluded Assets.

Section 2.4    Effective Time; Proration of Costs and Revenues.
(a)    Subject to the other terms and conditions of this Agreement, possession of the Seller Assets shall be transferred from each Seller to Purchaser at the Closing, but certain financial benefits and burdens of the Assets shall be transferred effective as of 7:00 a.m., Mountain Time, on July 1, 2012 (the “Effective Time”), as described below.
(b)    Purchaser shall be entitled to all production of Hydrocarbons from or attributable to the Leases, the Units and the Wells at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets at and after the Effective Time (in accordance with their interests), and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred at and after the Effective Time.
(c)    Each Seller shall be entitled to all production of Hydrocarbons from or attributable to the Leases, the Units and the Wells prior to the Effective Time (and all products and proceeds attributable thereto), all other income, proceeds, receipts and credits earned with respect to its Seller Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds other than for those Property Costs paid or payable by Purchaser with respect to) all Property Costs attributable to its Seller Assets incurred prior to the Effective Time (in accordance with their interests).
(d)    Should Purchaser receive any proceeds or other amounts to which any Seller is entitled under Section 2.4(c), Purchaser shall fully disclose, account for and promptly remit the same to such Seller (or, in the case of disclosure, to Sellers’ Representative) in accordance with such Seller’s applicable interests in such proceeds. If a Seller receives any proceeds or other amounts with respect to the Assets to which such Seller is not entitled pursuant to Section 2.4(c), such Seller shall fully disclose, account for, and promptly remit the same to Purchaser.
(e)    Should Purchaser pay any Property Costs for which a Seller is responsible under Section 2.4(c), such Seller shall reimburse Purchaser promptly after receipt of an invoice with respect to such Property Costs, accompanied by copies of the relevant vendor or other invoice and proof of payment. Should a Seller pay any Property Costs for which such Seller is not responsible under Section 2.4(c), Purchaser shall reimburse such Seller promptly after receipt of an invoice with respect to such Property Costs, accompanied by copies of the relevant vendor or other invoice and proof of payment.
(f)    Sellers shall have no further entitlement to amounts earned from the sale of Hydrocarbons produced from or attributable to the Assets and other income earned with respect to the Assets and no further responsibility for Property Costs (except to the extent such Property Costs are the responsibility of Sellers under Article 11 or Article 12) incurred with respect to the Assets following the final determination and payment of the Adjusted Purchase Price in accordance with Section 9.4(d).
(g)    Consistent with Section 12.2 (as applicable), Taxes that are included in Property Costs, right-of-way fees, insurance premiums and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at and after the Effective Time, except that production, severance and similar Taxes (excluding, for the avoidance of doubt, ad valorem and similar property Taxes that are assessed based on the quantity of or the value of production during preceding annual periods) measured by the quantity of or the value of production shall be prorated based on the number of units or value of production actually produced or sold, as applicable, before, and at or after, the Effective Time. In each case, Purchaser shall be responsible for the portion allocated to the period at and after the Effective Time and each Seller shall be responsible for the portion attributable to its Seller Assets allocated to the period before the Effective Time.
Section 2.5    Procedures.
(a)    For purposes of allocating production (and accounts receivable with respect thereto) under Section 2.4, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Leases, the Units and the Wells when they pass through the inlet flange of the pipeline connecting into the storage facilities into which they are run or, if there are no such storage facilities, when they pass through the LACT meters or similar meters at the initial point of entry into the pipelines through which they are transported from the field and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Leases, the Units and the Wells when they pass through the delivery point sales meters on the pipelines through which they are transported. Sellers shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings or gauging and strapping data is not available provided that Sellers may use and rely on such allocation, or derivations thereof, made pursuant to the Helis PSA. To the extent not provided pursuant to the Helis PSA Sellers’ Representative shall provide to Purchaser evidence of all meter readings and all gauging and strapping procedures conducted on or about the Effective Time in connection with the Assets, if available, together with all data necessary to support any estimated allocation, for purposes of establishing the adjustment to the Unadjusted Purchase Price pursuant to Section 3.3. The terms “earned” and “incurred” shall be interpreted in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (“COPAS”) standards, and expenditures that are incurred pursuant to an operating agreement, unit agreement or similar agreement shall be deemed incurred when expended by the operator of the applicable Lease, Unit or Well, in accordance with the practices currently used by the operator.
(b)    After Closing, and subject to each Seller retaining the right to require an audit of Helis or any third party as Operator for pre-Effective Time charges or costs pursuant to the applicable Contract, Purchaser shall handle joint interest audits and other audits of Property Costs covering the period for which Sellers are in whole or in part responsible under Section 2.4, provided that Purchaser shall not agree to any adjustments to previously assessed costs for which a Seller is liable, or any compromise of any audit claims to which a Seller would be entitled, without the prior written consent of such Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Any expenses from such audit shall be borne by Purchaser and Sellers, respectively, in the same proportion as the Property Costs at issue are or would be borne by Purchaser and Sellers. Purchaser shall provide Sellers with a copy of all applicable audit reports and written audit agreements received by Purchaser or its Affiliates and relating to periods for which Sellers are wholly or partially responsible.

ARTICLE 3
PURCHASE PRICE
Section 3.1    Purchase Price. The aggregate purchase price for the Assets shall be Seven Hundred Forty-Four Million Four Hundred Sixty Nine Thousand Three Hundred and Seventeen Dollars ($744,469,317) (the “Aggregate Unadjusted Purchase Price”)], a portion of which is payable to each Seller in accordance with Schedule 3.1 (such portion with respect to a Seller, its “Unadjusted Purchase Price”), as adjusted and paid, as applicable, pursuant to and in accordance with Section 3.3, Section 9.3 and Section 9.4. Contemporaneously with the execution and delivery of this Agreement, Purchaser has delivered or caused to be delivered to an account established for each Seller (the “Escrow Account”) with JP Morgan Chase (the “Escrow Agent”), a wire transfer in the amount equal to (10%) of the Unadjusted Purchase Price for that Seller (the “Deposit”) to be held, invested, and disbursed in accordance with the terms of this Agreement and an escrow agreement of even date herewith among such Seller, Purchaser, and Escrow Agent (the “Escrow Agreement”). The balance in the Escrow Account for a Seller shall be distributed to such Sellers in accordance with Section 9.3(a) if the Closing occurs or shall be otherwise distributed in accordance with the terms of Section 10.3. Any reference in this Agreement to a Deposit or Escrow Agreement shall be a reference separately to the Deposit for each Seller or to the Escrow Agreement for each Seller, as appropriate.
Section 3.2    Allocation of Purchase Price. The Parties recognize that this transaction is a sale of the Assets to Purchaser subject to the requirements of Section 1060 of the Code and the Treasury Regulations thereunder and, therefore, that an IRS Form 8594, Asset Acquisition Statement, will be required to be filed by the Parties. The Parties agree that the Aggregate Unadjusted Purchase Price and any liabilities associated with the Assets (to the extent properly taken into account as consideration under the Code) shall be allocated among the Assets for Tax purposes (and the aggregate amount allocated to each class of Assets shall be further allocated among the Sellers to reflect each Seller’s Seller Assets) as set forth on Schedule 3.2 (the “Purchase Price Allocation Schedule”). Such allocation shall be determined in accordance with Section 1060 of the Code and the Treasury Regulations thereunder and is intended by the Parties to be consistent with the Allocated Values as determined pursuant to Section 3.4. Within twenty (20) days following the final determination of the Aggregate Adjusted Purchase Price, Purchaser shall deliver to the Sellers’ Representative for its review and reasonable comment, a revised Purchase Price Allocation Schedule, adjusted to reflect the Aggregate Adjusted Purchase Price. The Purchase Price Allocation Schedule shall be revised to take into account subsequent adjustments to the Aggregate Unadjusted Purchase Price or the Aggregate Adjusted Purchase Price and any indemnification payments in the manner provided by applicable Law. If Purchaser and Sellers’ Representative are unable to agree on any revisions to the Purchase Price Allocation Schedule, any dispute arising in connection with the Purchase Price Allocation Schedule shall be resolved pursuant to procedures comparable to the procedures applicable under Section 9.4(d). The Parties shall, and shall cause their respective Affiliates to, use the Purchase Price Allocation Schedule (as adjusted pursuant to this Section 3.2) in reporting this transaction to the applicable Taxing authorities, including on IRS Form 8594 and any other information or Tax Returns and supplements thereto required to be filed under Section 1060 of the Code and the Treasury Regulations thereunder. No Party shall, or shall permit its Affiliates to, file any Tax Return or otherwise take any position for Tax purposes that is inconsistent with the Purchase Price Allocation Schedule (as adjusted pursuant to this Section 3.2); provided, however, that nothing contained herein shall prevent a Party from settling any proposed deficiency or adjustment by any Taxing authority based upon or arising out of the allocation (which may result in a change to the allocation), and no Party shall be required to litigate any proposed deficiency or adjustment by any Taxing authority challenging such allocation.
Section 3.3    Adjustments to Purchase Price. All adjustments to the Unadjusted Purchase Price for each Seller shall be made (x) in accordance with the terms of this Agreement and, to the extent not inconsistent with this Agreement, in accordance with GAAP (as of the Effective Time), (y) without duplication (in this Agreement or otherwise) and (z) only with respect to matters (A) in the case of Section 3.3(a)(vi) and Section 3.3(b)(v), for which notice is given on or before the Title Claim Date, and (B) in all of the other cases set forth in Section 3.3(a) and Section 3.3(b), identified on or before the 180th day after Closing (the “Cut-off Date”). Each adjustment to the Unadjusted Purchase Prices described in Section 3.3(a) and Section 3.3(b) shall be allocated among the Assets in accordance with Section 3.4.
Without limiting the foregoing, the Unadjusted Purchase Price for each Seller shall be adjusted as follows (with the resulting adjustments to such Unadjusted Purchase Price being the “Adjusted Purchase Price” for such Seller and the sum of all Adjusted Purchase Prices being the “Aggregate Adjusted Purchase Price”):
(h)    The Unadjusted Purchase Price for each Seller shall be adjusted upward by the following amounts (without duplication):
(i)    an amount equal to all Property Costs and other costs attributable to the ownership and operation of such Seller’s Seller Assets that are incurred at and after the Effective Time but paid by such Seller (as is consistent with Section 2.4(b) and Section 2.4(c)), but excluding any amounts previously reimbursed to such Seller pursuant to Section 2.4(e);
(ii)    an amount equal to, to the extent that such amounts have been received by Purchaser and not remitted or paid to such Seller, to the extent attributable to such Seller’s Seller Assets (A) all proceeds from the production of Hydrocarbons from or attributable to the Leases, the Units and the Wells prior to the Effective Time, (B) all other income, proceeds, receipts and credits earned prior to the Effective Time and (C) any other amounts to which Seller is entitled pursuant to Section 2.4(c);
(iii)    the amount of all prepaid expenses (including pre-paid bonuses, rentals, location building expenses, cash calls and advances to Third Party operators for expenses not yet incurred; prepaid production Taxes, severance Taxes and other similar Taxes; and scheduled payments) paid by such Seller with respect to the ownership or operation of the Seller Assets at or after the Effective Time;
(iv)    to the extent that proceeds for such volumes have not been received by such Seller, an amount equal to the aggregated volumes of Hydrocarbons stored in stock tanks, pipelines or other storage as of the Effective Time that are attributable to the ownership and operation of its Seller Assets multiplied by the contract price therefor on the Effective Time;
(v)    to the extent that such Seller is underproduced or overdelivered as of the Effective Time as shown with respect to the any net Imbalances for any product set forth in Schedule 5.15, as complete and final settlement of all such Imbalances for each such product, the value of such Imbalances (calculated on the basis of the average price of production of the applicable product for the 30 day period prior to the delivery of the Preliminary Settlement Statement referred to in Section 9.4(b));
(vi)    any undisputed amounts for Title Benefits for such Seller determined pursuant to Section 4.3;
(vii)    any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by the Parties as an upward adjustment to such Unadjusted Purchase Price.
(i)    The Unadjusted Purchase Price for each Seller shall be adjusted downward by the following amounts (without duplication):
(i)    an amount equal to all Property Costs and other costs attributable to the ownership and operation of such Seller’s Seller Assets owned by such Seller that are incurred prior to the Effective Time but paid by Purchaser (as is consistent with Section 2.4(b) and Section 2.4(c)), but excluding any amounts previously reimbursed to Purchaser pursuant to Section 2.4(e);
(ii)    an amount equal to, to the extent that such amounts have been received by such Seller and not remitted or paid to Purchaser, to the extent attributable to such Seller’s Seller Assets (A) all proceeds from the production of Hydrocarbons from or attributable to the Leases, the Units and the Wells at and after the Effective Time, (B) all other income, proceeds, receipts and credits earned at and after the Effective Time and (C) any other amounts to which Purchaser is entitled pursuant to Section 2.4(b);
(iii)    to the extent that such Seller is overproduced or underdelivered as of the Effective Time as shown with respect to any net Imbalances for any product set forth in Schedule 5.15, as complete and final settlement of all such Imbalances for each such product, the value of such Imbalances (calculated on the basis of the average price of production of the applicable product for the 30 day period prior to the delivery of the Preliminary Settlement Statement referred to in Section 9.4(b));
(iv)    to the extent not transferred to Purchaser at the Closing, all funds held in suspense by such Seller with respect to the operation, ownership, production and developments, including those amounts set forth on Schedule 5.20;
(v)    any undisputed amounts for Title Defects with respect to such Seller determined pursuant to Section 4.2 (which shall include, for purposes of certainty, an amount equal to such Seller’s Title Defect Percentage of the Allocated Value of any Assets excluded from this transaction pursuant to Section 4.2(c)) and Seller’s Title Defect Percentage of any amounts excluded pursuant to Section 4.2(e);
(vi)    an amount equal to such Seller’s Title Defect Percentage of the Allocated Value of any Assets excluded from this transaction pursuant to Section 4.6, as applicable to such Seller;
(vii)    an amount equal to such Seller’s Title Defect Percentage of the Allocated Value of any Assets excluded from this transaction pursuant to Section 4.7(a), as applicable to such Seller; and
(viii)    any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by the Parties as a downward adjustment to the Unadjusted Purchase Price.
Section 3.4    Allocated Values. The “Allocated Values” for the Assets (which are provided for, and allocated amongst, each of the Units) are set forth on Schedule 3.4. The share of each adjustment allocated to each Seller in accordance with such Seller’s applicable Title Defect Percentage and allocated to a particular Asset shall be allocated to the particular Asset to which such adjustment relates to the extent such adjustment relates to such Asset and to the extent that it is, in the commercially reasonable discretion of Sellers’ Representative, possible to do so. Any adjustment not allocated to a specific Asset pursuant to the immediately preceding sentence shall be allocated among the various Assets on a pro-rata basis in proportion to the Unadjusted Purchase Price allocated to such Asset on Schedule 3.4 and among the Sellers in accordance with their Seller’s Interest Percentages. Sellers have accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but Sellers make no representation or warranty as to the accuracy of such values.
ARTICLE 4
TITLE AND ENVIRONMENTAL MATTERS
Section 4.1    Sellers’ Title. Except for the special warranty of title set forth in the Assignments, no Seller makes any warranty or representation, express, implied, statutory or otherwise, with respect to such Seller’s title to any of the Assets, and Purchaser hereby acknowledges and agrees that, subject to Section 4.5, Purchaser’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets, (a) on or before the applicable Title Claim Date, shall be as set forth in Section 4.2 and, (b) subject to the following sentence, from and after the applicable Title Claim Date (without duplication), shall be pursuant to the special warranty of title set forth in the Assignments. Purchaser further acknowledges and agrees that Purchaser shall not be entitled to protection under (or the right to make a claim against) the special warranty of title provided in the Assignments for any Title Defect reported under this Article 4.

Section 4.2    Title Defects.
(j)    To assert a claim of a Title Defect, Purchaser must deliver a claim notice to Sellers’ Representative (a “Title Defect Notice”) promptly after the discovery thereof, but in no event later than thirty (30) days after the Execution Date (such cut-off date, the “Title Claim Date”). To be effective, each Title Defect Notice shall be in writing and include (i) a description of the alleged Title Defect that is reasonably sufficient for Sellers’ Representative to determine the basis of the alleged Title Defect (including, if applicable, the Seller(s) affected by such Title Defect), (ii) if the Title Defect is an Environmental Defect, the Asset(s) adversely affected by such Title Defect and if the Title Defect is anything other than an Environmental Defect, the Unit (or the interests of the applicable Sellers in such Unit) adversely affected by such Title Defect (in each case, a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) all documents upon which Purchaser relies for its assertion of a Title Defect, including, at a minimum, supporting documents reasonably necessary for Sellers’ Representative (as well as any title attorney or examiner hired by Sellers’ Representative) to verify the existence of the alleged Title Defect and (v) the amount by which Purchaser reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect and the computations and information upon which Purchaser’s belief is based, including any analysis by any title attorney or examiner hired by Purchaser (or, in the case of an Environmental Defect, any environmental remediation analysis prepared by or for Purchaser). For the avoidance of doubt, an Environmental Defect shall be deemed to affect all Sellers with an interest in the Assets affected by such Environmental Defect.
(k)    Each Seller (acting solely through Sellers’ Representative) shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove on or before 120 days after the Title Claim Date (the “Cure Period”) any Title Defects (other than Environmental Defects for which this Section 4.2(b) shall not apply) for which a Title Defect Notice from Purchaser has been delivered to Sellers’ Representative prior to the Title Claim Date, and Purchaser shall take all actions reasonably requested by Sellers’ Representative to assist any Seller electing to cure with the cure or removal of any such Title Defects. No reduction shall be made to the Closing Payment for such Seller with respect to any Title Defect for which such Sellers’ Representative has provided notice to Purchaser prior to or on the Closing Date that such Seller intends to attempt to cure the Title Defect during the Cure Period (a “Remedy Notice”) or for which a Seller (acting solely through Sellers’ Representative) disputes the existence (a “Disputed Defect”). If any Title Defect with respect to which Sellers’ Representative has provided a Remedy Notice to Purchaser is not cured within the Cure Period, such Title Defect shall be handled in accordance with Section 4.2(c); provided, however, that any downward adjustments to the affected Unadjusted Purchase Price for such Seller made pursuant to Section 4.2(c) shall occur at the times set forth in Section 9.4; and provided, further, that if, prior to 130 days after the Title Claim Date (the “Remedy Deadline”), the Purchaser and Sellers’ Representative cannot agree on (i) the proper and adequate cure for any such Title Defect, (ii) the Title Defect Amount or (iii) whether the alleged Title Defect constitutes a Title Defect, such dispute(s) shall be finally and exclusively resolved in accordance with the provisions of Section 4.4. An election by a Seller (acting solely through Sellers’ Representative) to attempt to cure a Title Defect shall be without prejudice to its rights under Section 4.4 and shall not constitute an admission against interest or a waiver of such Seller’s right (acting solely through Sellers’ Representative) to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect.

Any Disputed Defects that have not been cured, waived or otherwise resolved by the Purchaser and Sellers’ Representative prior to the Remedy Deadline shall be exclusively and finally resolved in accordance with the provisions of Section 4.4. For any Title Defect Notices delivered by Purchaser hereunder that are identical to Title Defect Notices delivered to Helis under the Helis PSA, the actions taken by Helis to cure or remove such Title Defects shall benefit Sellers in proportion to their interests in the Assets affected, to the extent such actions cure or remove such Title Defect.
(l)    Subject to Section 4.2(e) regarding certain Environmental Defects, in the event that any Title Defect is not waived by Purchaser or, subject to Section 4.2(b), not cured prior to the expiration of the Cure Period or Environmental Cure Period, as applicable, subject to the Individual Defect Threshold and the Aggregate Defect Deductible:
(i)     unless Purchaser and Sellers’ Representative make an election pursuant to Section 4.2(c)(ii)(A) or (B) or Sellers’ Representative makes an election pursuant to Section 4.2(c)(ii)(C) (if applicable), there shall be a downward adjustment made to the applicable Unadjusted Purchase Price(s) of the affected Seller(s) equal to an amount determined (the “Title Defect Amount”) pursuant to Section 4.2(d) as being the value of such Title Defect; or
(ii)     (A) at the election of Purchaser and Sellers’ Representative, in the case of a Title Defect that is not an Environmental Defect, exclude or have Purchaser reconvey, as applicable, the Title Defect Property that is adversely affected by such Title Defect;
(B) at the election of Purchaser and Sellers’ Representative, in the case of an Environmental Defect for which the asserted Title Defect Amount is less than the Allocated Value of the Title Defect Property, exclude the applicable Title Defect Property from the Assets; or
(C) in the case of a Title Defect that is an Environmental Defect for which the asserted Title Defect Amount is equal to or greater than the Allocated Value of such Title Defect Property, in Sellers’ Representative’s sole discretion, exclude the Title Defect Property from the Assets;
in any of which events the applicable Unadjusted Purchase Prices of the affected Sellers (which, for the avoidance of doubt, in the case of an Environmental Defect shall mean all Sellers with interests in such affected Asset) shall be adjusted downward, by an amount equal to the Allocated Value of such Title Defect Property and such Title Defect Property shall no longer be included within the definition of Assets for any purpose under this Agreement. Notwithstanding anything in this Agreement to the contrary, if any property is excluded from the Helis Transaction, Sellers’ interests in the same property shall be excluded from this Agreement with the same consequences as set forth in the preceding sentences.
Notwithstanding the foregoing provisions of this Section 4.2(c), no reduction shall be made in the Unadjusted Purchase Prices with respect to any Title Defect for which the applicable Parties agree to execute and deliver to one another a written indemnity agreement, under which all of the applicable

Sellers agree to fully, unconditionally and irrevocably indemnify and hold harmless Purchaser from any and all Damages arising out of or resulting from such Title Defect. Upon the election of the remedy of a Title Defect pursuant to this Section 4.2(c), the Parties shall complete any further reconveyancing (or conveyancing in the case of an Environmental Defect Hold-Back Property) of the relevant Title Defect Property as is necessary to effect such remedy. In the case of any such reconveyancing, Purchaser shall assign the relevant Title Defect Property to the applicable Sellers with a special warranty of title, subject to the Permitted Encumbrances, by, through and under Purchaser. Any post-Closing conveyance of an Environmental Defect Hold-Back Property shall be effected by the execution of an Assignment in the form set forth on Exhibit B, and such Environmental Defect Hold-Back Property shall, from and after the date of such conveyance, be deemed to be an Asset for all purposes of this Agreement. Any downward adjustments to the Unadjusted Purchase Price pursuant to this Section 4.2 shall be made (and accounted for) at the times set forth in Section 9.4.
(m)    The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the Title Defect Property adversely affected by such Title Defect is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:
(i)    if Purchaser and the affected Sellers (acting solely through Sellers’ Representative) agree on the Title Defect Amount, that amount shall be the Title Defect Amount;
(ii)    if the Title Defect is a lien, encumbrance or other charge that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the affected Sellers’ interest in the affected Title Defect Property;
(iii)    if the Title Defect reflects a discrepancy (with a proportional decrease in the working interest for the affected Title Defect Property) between (A) the Net Revenue Interest for the affected Title Defect Property and (B) the Net Revenue Interest stated in Schedule 3.4 then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the amount of the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated in Schedule 3.4;
(iv)    if the Title Defect is an Environmental Defect, the Title Defect Amount shall be the amount of the estimated costs and expenses to correct or remediate the Environmental Defect (as of the Closing Date) in such a manner that is consistent with applicable Environmental Laws;
(v)    if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (ii), (iii) or (iv) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property adversely affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Purchaser and the affected Sellers and such other factors as are necessary to make a proper evaluation; provided, however, that, the foregoing considerations notwithstanding, in the event that the Title Defect is reasonably susceptible of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing or remediating, as applicable, such Title Defect;
(vi)    the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in any other Title Defect Amount hereunder, or for which Purchaser otherwise receives credit in the calculation of the Adjusted Purchase Price; and
(vii)    notwithstanding anything to the contrary in this Article 4, the aggregate Title Defect Amounts attributable to the effects of all Title Defects (other than Environmental Defects) upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.
(n)    (i)    Notwithstanding anything to the contrary in this Section 4.2:

(A)
with respect to alleged Environmental Defects (for which the asserted Title Defect Amount is in excess of the Individual Defect Threshold) for which Purchaser and Sellers’ Representative have not, prior to the Closing, agreed to a Title Defect Amount (in accordance with Section 4.2(d)(iv)) or for which, prior to Closing, the Title Defect Amount has not been determined pursuant to Section 4.4;

(B)	in the event the Purchaser and Sellers’ Representative have not, prior to Closing, agreed that an alleged Environmental Defect constitutes a Title Defect;

(C)
with respect to alleged Environmental Defects for which the asserted Title Defect Amount is less than the Allocated Value of the Title Defect Property and an election has been made to exclude such Title Defect Property pursuant to Section 4.2(c);

(D)
with respect to an alleged Environmental Defect for which the asserted Title Defect Amount is equal to or greater than the Allocated Value of the Title Defect Property and Sellers’ Representative has made an election to exclude pursuant to Section 4.2(c); or

(E)
with respect to any alleged Environmental Defect for which Sellers’ Representative has provided notice to Purchaser prior to or on the Closing Date that one or more Sellers intend to cure or remove the Environmental Defect on or before 180 days after the Title Claim Date (the “Environmental Cure Period”),

the affected Title Defect Property that is subject to such alleged Environmental Defect (an “Environmental Defect Hold-Back Property”) shall (X) not be included in the Assets at Closing, and (Y) the Unadjusted Purchase Prices of all Sellers with an interest in such affected Assets shall be (in proportion to each Seller’s applicable Seller’s Title Defect Percentage) adjusted downward by an amount equal to the Allocated Value of such Environmental Defect Hold-Back Property (and, if not already reflected in the Preliminary Settlement Statement prepared prior to Closing pursuant to Section 9.4(b), the Allocated Value of such Environmental Defect Hold-Back Property shall be excluded from the Closing Payments payable to each Seller at Closing). For any Environmental Defect Notices delivered by Purchaser hereunder that are identical to Environmental Defect Notices delivered to Helis under the Helis PSA the actions taken by Helis to cure or remove such Environmental Defects shall benefit Sellers in proportion to their interests in the Assets affected.
(i)    During the Environmental Cure Period, Sellers (acting solely through Sellers’ Representative) shall have the right, but not the obligation, at their sole cost, to cure or remove the Environmental Defect affecting any Environmental Defect Hold-Back Property, in which case Sellers shall release and indemnify Purchaser Group in accordance with Section 7.1, applied mutatis mutandis, if any of the Sellers Group (including the Operator and its Representatives) access Purchaser’s property in their attempts to cure or remove the Environmental Defect affecting an Environmental Defect Hold-Back Property. Any Environmental Defect Hold-Back Property for which the Environmental Defect is cured or removed during the Environmental Cure Period shall promptly thereafter be conveyed from Sellers to Purchaser, provided that if the Parties cannot agree on the proper and adequate cure for an Environmental Defect or that an Environmental Defect has been cure or removed, such dispute shall be finally and exclusively resolved in accordance with the provisions of Section 4.4.
(ii)    If an Environmental Defect affecting any Environmental Defect Hold-Back Property is not cured or removed by Sellers within the Environmental Cure Period, then the Purchaser and Sellers’ Representative or Sellers’ Representative, as applicable, shall determine the remedy with respect to such Environmental Defect pursuant to Section 4.2(c) no later than 10 days after the end of the Environmental Cure Period;
(iii)    If any conveyance of an Environmental Defect Hold-Back Property is completed prior to the Final Settlement Statement Date, then the Unadjusted Purchase Price shall be adjusted upward by an amount equal to the Allocated Value of such conveyed Environmental Defect Hold-Back Property and further adjusted as applicable for the adjustments set forth in Section 3.3 that relate to such Environmental Defect Hold-Back Property. If any conveyance of an Environmental Defect Hold-Back Property is completed after the Final Settlement Statement Date, then Purchaser shall pay to Sellers (proportional to each Seller’s applicable Seller’s Title Defect Percentages applicable to such Environmental Defect Hold-Back Property) an amount equal to the Allocated Value of such conveyed Environmental Defect Hold-Back Property, adjusted as applicable for the adjustments set forth in Section 3.3 that relate to such Environmental Defect Hold-Back Property.
(f)    It is understood and agreed that Environmental Defects shall constitute Title Defects for purposes of this Agreement (as is provided in the definition of “Title Defects” set forth in Appendix A) and, as such, will be handled in accordance with, and in all instances will be subject to, the provisions of this Section 4.2 (other than Section 4.2(b) and Section 4.2(d)(vii) which shall not apply to Environmental Defects) and the other applicable provisions of this Article 4 (including the thresholds and deductibles set forth in Section 4.5). For the avoidance of doubt, the Aggregate Defect Deductible is a single amount which includes both Title Defects and Environmental Defects. Without limiting the disclaimers and acknowledgements set forth in Article 5 and Article 6, respectively, PURCHASER HEREBY WAIVES AND RELEASES ANY REMEDIES OR CLAIMS (WHETHER AT LAW OR IN EQUITY) THAT IT MAY HAVE AGAINST SELLERS, THEIR AFFILIATES OR ANY OTHER MEMBER OF THE SELLERS GROUP UNDER APPLICABLE LAWS WITH RESPECT TO ENVIRONMENTAL DEFECTS, EXCEPT SOLELY FOR THOSE REMEDIES SET FORTH IN THIS ARTICLE 4 AND SECTION 11.2(B)(IV).
Section 4.3    Title Benefits.
(c)    Sellers’ Representative has the right, but not the obligation, to deliver to Purchaser on or before the Title Claim Date with respect to each Title Benefit discovered by Sellers’ Representative a notice (a “Title Benefit Notice”) in writing and including (i) a description of the Title Benefit reasonably sufficient to determine the basis of the alleged Title Benefit (including, if applicable, the Seller(s) affected by such Title Benefit), (ii) the Unit affected by such Title Benefit (a “Title Benefit Property”), (iii) the Allocated Value of each Title Benefit Property, (iv) all documents upon which Sellers’ Representative relies for its assertion of a Title Benefit, including, at a minimum, supporting documents reasonably necessary for Purchaser (as well as any title attorney or examiner hired by Purchaser) to verify the existence of the alleged Title Benefit and (v) the amount by which Sellers’ Representative reasonably believes the Allocated Value of each Title Benefit Property is increased by such Title Benefit and the computations and information upon which Sellers’ Representative’s belief is based on or before the Title Claim Date with respect to each Title Benefit discovered by any Seller. If Helis delivers a Title Benefit Notice to Purchaser for Assets in which Sellers own interests, Sellers shall be deemed to have delivered to Purchaser an identical Title Benefit Notice covering their respective interests in such Assets, as applicable, and Sellers shall be entitled to receive the benefits of any Title Benefit Amount to which Helis establishes its entitlement, pursuant to the Helis PSA, proportionate to the interest of each Seller in the affected Asset.
(d)    Subject to the Individual Benefit Threshold and the Aggregate Benefit Deductible, with respect to each Title Benefit Property affected by Title Benefits reported under Section 4.3(a), the Unadjusted Purchase Prices of the affected Sellers shall be increased by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Title Benefit Property, as determined pursuant to Section 4.3(c). Any upward adjustments to the Unadjusted Purchase Prices pursuant to this Section 4.3 shall be made (and accounted for) at the times set forth in Section 9.4.

(e)    The Title Benefit Amount resulting from a Title Benefit shall be the amount by which the Allocated Value of the Title Benefit Property affected by such Title Benefit is increased as a result of the existence of such Title Benefit and shall be determined in accordance with the following methodology, terms and conditions:
(i)    if Purchaser and Sellers’ Representative agree on the Title Benefit Amount, that amount shall be the Title Benefit Amount;
(ii)    if the Title Benefit reflects a difference (with a proportional increase in the working interest for the affected Title Defect Property) between (A) the Net Revenue Interest for the affected Title Benefit Property and (B) the Net Revenue Interest stated in Schedule 3.4, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the amount of the Net Revenue Interest increase of the affected Seller(s) and the denominator of which is the Net Revenue Interest of such Seller(s) stated in Schedule 3.4; and
(iii)    if the Title Benefit represents a benefit in the ownership or title to the Title Benefit Property of a type not described in subsections (i) or (ii) above, the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of the Title Benefit Property benefitted by the Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of the Title Benefit Property, the values placed upon the Title Benefit by Purchaser and the affected Sellers, the affected Sellers’ interest in the Property affected, and such other factors as are necessary to make a proper evaluation.
(f)    If the Purchaser and Sellers’ Representative cannot reach an agreement on alleged Title Benefits and Title Benefit Amounts by the scheduled Closing, the provisions of Section 4.4 shall apply.
Section 4.4    Title Disputes. The Parties (with Sellers acting solely through Sellers’ Representative) shall attempt to agree on all Title Defects and Title Benefits and Title Defect Amounts and Title Benefit Amounts, respectively, prior to Closing. To the extent Title Defects and Title Benefits and Title Defect Amounts and Title Benefit Amounts affect Assets in which Helis also owns interests, Sellers and Purchaser shall be bound by any resolution of such matters effected under the Helis PSA, except as otherwise set forth in this Section 4.4. Should any Seller provide notice of disagreement, such Seller shall be entitled to take such action as permitted under this Agreement with respect to such Title Defect to the extent it affects such Seller’s interest in the Properties, including, to the extent permitted by Helis, the participation in resolution of any Disputed Title Matters between Helis and Purchaser by a Title Arbitrator under the Helis PSA regarding such matter (but not in any separate or subsequent proceeding by a Title Arbitrator, it being agreed that any resolution of a Disputed Title Matter by a Title Arbitrator under the Helis PSA will be binding on each Seller to the extent such resolution affects its interests in the affected Properties, whether or not such Seller participates in the arbitration). Each Seller shall reimburse Helis for its proportionate shares, subject to the preceding sentence, of any out of pocket costs and legal fees incurred by Helis in submitting Disputed Title Matters to the Title Arbitrator; provided that if a Seller participates in the arbitration such Seller shall pay for its own costs and legal fees related to the arbitration of Disputed Title Matters and its proportionate share of the costs of the arbitrators of Disputed Title Matters, but shall not be required to reimburse Helis for its proportionate share of any out of pocket costs and legal fees incurred by Helis in submitting Disputed Title Matters to the Title Arbitrator. Subject to the foregoing, if Purchaser and Sellers’ Representative are unable to agree on Title Defects and Title Benefits and Title Defect Amounts and Title Benefit Amounts, respectively, by the scheduled Closing, then Sellers’ Representative’s good faith estimate shall be used to determine the Closing Payment pursuant to Section 9.4. If, after the Remedy Deadline, the Purchaser and Sellers’ Representative are unable to agree on an alleged Title Defect or Title Benefit or Title Defect Amount or Title Benefit Amount (the “Disputed Title Matters”) such dispute(s), and only such dispute(s), shall be exclusively and finally resolved in accordance with the following provisions of this Section 4.4. Purchaser shall provide to Sellers’ Representative by not later than the tenth (10th) Business Day following the Remedy Deadline a written description meeting the requirements of Section 4.2(a) or Section 4.3(a), as applicable, together with all supporting documentation, of the Disputed Title Matters. By not later than ten (10) Business Days after Sellers’ Representative’s receipt of Purchaser’s written description of the Disputed Title Matters, Sellers’ Representative shall provide to Purchaser a written response setting forth Sellers’ Representative’s position with respect to the Disputed Title Matters together with all supporting documentation.
(a)    By not later than ten (10) Business Days after Purchaser’s receipt of Sellers’ Representative’s written response to Purchaser’s written description of the Disputed Title Matters, Purchaser may initiate a non-administered arbitration of any such dispute(s) conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent that such rules do not conflict with the terms of this Section 4.4, by written notice (the “Title Arbitration Notice”) to Sellers’ Representative of any Disputed Title Matters not otherwise resolved or waived that are to be resolved by arbitration (“Final Disputed Title Matters”).
(b)    The arbitration shall be held before a one member arbitration panel (the “Title Arbitrator”), determined as follows. The Title Arbitrator shall be an attorney with at least ten (10) years’ experience (i) in the case of Title Defects other than Environmental Defects, examining oil and gas titles in the State of North Dakota and (ii) in the case of Environmental Defects, as an environmental attorney practicing in the State of North Dakota. Within two (2) Business Days following Sellers’ Representative’s receipt of the Title Arbitration Notice, Sellers’ Representative and Purchaser shall each exchange lists of three (3) acceptable, qualified arbitrators. Within two (2) Business Days following the exchange of lists of acceptable arbitrators, the Purchaser and Sellers’ Representative shall select by mutual agreement the Title Arbitrator from their original lists of three (3) acceptable arbitrators. If no such agreement is reached within seven (7) Business Days following the delivery of Title Arbitration Notice, the Houston, Texas office of the American Arbitration Association shall select an arbitrator from the original lists provided by the Purchaser and Sellers’ Representative to serve as the Title Arbitrator.
(c)    Within three (3) Business Days following the selection of the Title Arbitrator, the Purchaser and Sellers’ Representative shall submit one copy to the Title Arbitrator of (i) this Agreement, with specific reference to this Section 4.4 and the other applicable provisions of this Article 4, (ii) Purchaser’s written description of the Final Disputed Title Matters, together with the supporting documents that were provided to Seller, (iii) Sellers’ Representative’s written response to Purchaser’s written description of the Final Disputed Title Matters, together with the supporting documents that were provided to Purchaser and (iv) the Title Arbitration Notice. The Title Arbitrator shall resolve the Final Disputed Title Matters based only on the foregoing submissions, and shall select either the position of Sellers’ Representative or Purchaser with respect to each Final Disputed Title Matter. Neither Purchaser nor Sellers’ Representative (nor any of the Sellers individually) shall have the right to submit additional documentation to the Title Arbitrator nor to demand discovery on the other Party.
(d)    The Title Arbitrator shall make its determination by written decision within thirty (30) days following Sellers’ Representative’s receipt of the Title Arbitration Notice (the “Arbitration Decision”). The Arbitration Decision shall be final and binding upon the Parties, without right of appeal. In making its determination, the Title Arbitrator shall be bound by the provisions of this Article 4. The Title Arbitrator may consult with and engage disinterested Third Parties to advise the Title Arbitrator, but shall disclose to the Parties the identities of such consultants and shall only use such Third Parties to the extent necessary to resolve the Final Disputed Title Matters. Any such consultant shall not have worked as an employee or consultant for either Party or its Affiliates during the five (5) year period preceding the arbitration nor have any financial interest in the dispute.
(e)    The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defects and Title Defect Amounts or Title Benefits and Title Benefit Amounts and shall not be empowered to award damages, interest or penalties to either Party with respect to any matter.
(f)    Each Party shall each bear its own legal fees and other costs of preparing and presenting its case. Sellers’ Representative on behalf of the affected Sellers shall bear one-half and Purchaser shall bear one-half of the costs and expenses of the Title Arbitrator, including any costs incurred by the Title Arbitrator that are attributable to the consultation of any Third Party.
(g)    The Parties shall implement the Arbitration Decision as follows: (i) in the case of alleged Title Defects determined to be Title Defects, such Title Defects shall be remedied pursuant to Section 4.2(c) within ten (10) Business Days following Sellers’ Representative’s receipt of the Arbitration Decision (with any amounts owed, as a result of such remedy, to be made and accounted for at the times set forth in Section 9.4(d)), and (ii) in the case of disputed Title Benefits, Title Benefit Amounts or Title Defect Amounts, any amounts determined to be owed by any Party shall be accounted for in the determination of the Adjusted Purchase Price pursuant to Section 9.4(d). Any alleged Title Defects or Title Benefits determined not to be Title Defects or Title Benefits under the Arbitration Decision shall be final and binding as not being Title Defects or Title Benefits. The Parties shall complete any reconveyancing of property as is necessary to effect the remedy determined pursuant to subsection (i) above. In the case of any such reconveyancing, Purchaser shall assign the relevant Lease or Well to the affected Sellers with a special warranty of title, subject to no burdens, liens or encumbrances other than the Permitted Encumbrances, by, through and under Purchaser.
(h)    Any dispute over the interpretation or application of this Section 4.4 shall be decided by the Title Arbitrator with reference to the Laws of the State of Texas.

Section 4.5    Limitations on Applicability.
(a)    The right of Purchaser or Sellers (through Sellers’ Representative or otherwise) to assert a Title Defect or Title Benefit, respectively, under this Article 4 shall terminate on the Title Claim Date, except that until the alleged Title Defect or Title Benefit or Title Defect Amount or Title Benefit Amount, as applicable, is resolved in accordance with this Agreement, there shall be no termination of Purchaser’s or Sellers’ Representative’s rights under this Article 4 with respect to any alleged Title Defect or Title Benefit or Title Defect Amount or Title Benefit Amount properly reported in accordance with Section 4.4 on or before the Title Claim Date. Thereafter, Purchaser’s and Sellers’ sole and exclusive rights and remedies with regard to title to the Assets shall be as set forth in the respective Assignments. Without limiting the foregoing, if a Title Defect under this Article 4 results from any matter that could also result in the breach of any representation or warranty of Sellers as set forth in Article 5 or a breach of Sellers’ special warranty of title in the Assignments, and Purchaser has knowledge of such matter prior to the Title Claim Date, Purchaser shall only be entitled to assert such matter as a Title Defect to the extent permitted by Article 4; and, for the avoidance of doubt, Purchaser shall be precluded from also asserting any such matter as the basis of the breach of any such representation or warranty or as a claim against Sellers’ special warranty of title provided in the Assignments.
(b)    Notwithstanding anything to the contrary in this Agreement, in no event shall there be any adjustments to the Unadjusted Purchase Prices or other remedies available in respect of Title Defects (including Title Defects constituting Environmental Defects) or Title Benefits, under this Article 4:
(i)    With respect to Title Defects, in the case of each Seller (A) for any Title Defect Amount affecting such Seller with respect to an individual Title Defect Property if such amount does not exceed such Seller’s applicable Seller’s Title Defect Percentage, multiplied by One Hundred Thousand Dollars ($100,000) (for each such Seller, the “Individual Defect Threshold” applicable to such Seller), provided that, Purchaser shall be entitled to recover the full Title Defect Amount once the Individual Defect Threshold is met, subject to the Aggregate Defect Deductible; and (B) unless the amount of all such Title Defect Amounts (provided that each such Title Defect Amount exceeds the applicable Individual Defect Threshold), in the aggregate (excluding any Title Defect Amounts with respect to Title Defects cured or indemnified by Seller in accordance with this Article 4) exceeds two and one-half percent (2.5%) of such Seller’s Unadjusted Purchase Price (for each such Seller, the “Aggregate Defect Deductible” applicable to such Seller), after which point, subject to the Individual Defect Threshold, Purchaser shall be entitled to adjustments to the applicable Unadjusted Purchase Price or other remedies in accordance with Section 4.2(c) only with respect to Title Defect Amounts in excess of such Aggregate Defect Deductible and only to the extent that Title Defect Amounts exceed the Aggregate Defect Deductible. Notwithstanding the foregoing, Title Defects which would otherwise constitute breaches of the special warranty of title set forth in the Assignments but which are asserted prior to the Title Claim Date shall not be subject to the Individual Defect Thresholds or the Aggregate Defect Deductibles.

(ii)    With respect to Title Benefits, in the case of each Seller (A) for any Title Benefit Amount affecting such Seller with respect to an individual Title Benefit Property: if such amount does not exceed such Seller’s applicable Seller’s Title Defect Percentage, multiplied by One Hundred Thousand Dollars ($100,000) (for each such Seller, the “Individual Benefit Threshold” for such Seller), provided that, Seller shall be entitled to recover the full Title Benefit Amount once the Individual Benefit Threshold is met, subject to the Aggregate Benefit Deductible; and (B) unless the amount of all such Title Benefit Amounts (provided that each such Title Benefit Amount exceeds the Individual Benefit Threshold), in the aggregate exceeds two and one-half percent (2.5%) of such Seller’s Unadjusted Purchase Price (for each Seller, the “Aggregate Benefit Deductible” applicable to such Seller), after which point, subject to the Individual Benefit Threshold, such Seller shall be entitled to adjustments to its Unadjusted Purchase Price only with respect to Title Benefit Amounts in excess of such Aggregate Benefit Deductible and only to the extent that Title Benefit Amounts exceed the Aggregate Benefit Deductible.
(c)    Without prejudice to any of the other dates by which performance or the exercise of rights is due hereunder, or the Parties’ rights or obligations in respect thereof, the Parties hereby acknowledge that, as set forth more fully in Section 13.14, time is of the essence in performing their obligations and exercising their rights under this Article 4, and, as such, that each and every date and time by which such performance or exercise is due shall be the firm and final date and time.
Section 4.6    Consents to Assignment and Preferential Rights to Purchase.
(a)    The following terms of this Section 4.6 shall apply only to the extent they are not addressed pursuant to the Helis PSA. To the extent matters covered by this Section 4.6 are resolved under the Helis PSA, the same resolution shall be deemed to apply to Sellers and Purchaser under this Agreement, with respect to the interests of Sellers in the affected Assets.
(b)    Promptly after the Execution Date, Sellers (or Sellers’ Representative) shall prepare and send (i) notices to the holders of any required consents to assignment (including the Specified Consent Requirements that are set forth on Schedule 5.16) requesting consents to the Assignments; (ii) notices to the holders of any applicable preferential rights to purchase or similar rights (including rights to purchase or similar rights arising in connection with change in control provisions) (collectively, “Preferential Rights”) that are set forth on Schedule 5.16 in compliance with the terms of such rights and requesting waivers of such rights; and (iii) upon Purchaser’s review and written request, notices under each Contract and for each interest described under Section 2.2(g) or Section 2.2(i) for which consent or a waiver is required from a counterparty or under applicable Law in order to transfer, assign or amend such Contract. Each Seller shall use Commercially Reasonable Efforts to cause such consents and waivers of Preferential Rights (or the exercise thereof), to be obtained and delivered prior to Closing with respect to such Seller’s interest in the affected Property or Consent. Purchaser shall cooperate with Sellers and Sellers’ Representative in seeking to obtain such consents to assignment and waivers of Preferential Rights. Any Preferential Right must be exercised subject to all terms and conditions set forth in this Agreement, including the successful Closing of this Agreement pursuant to Article 9 as to those Assets for which Preferential Rights have not been exercised. The consideration payable under this Agreement for any particular Asset for purposes of Preferential Right notices shall be the Allocated Value for such Asset, subject to adjustment pursuant to Section 3.3. If, prior to the Closing Date, any Party discovers any required consents or Preferential Rights (applying to the Assets) for which notices have not been delivered pursuant to the first sentence of this Section 4.6(b), then (A) the Party making such discovery shall provide the other Parties with written notification of such consents or Preferential Rights, as applicable, (B) Sellers (or Sellers’ Representative), following delivery or receipt of such written notification, will promptly send notices to the holders of such required consents requesting consents and notices to the holders of such Preferential Rights in compliance with the terms of such rights and requesting waivers of such rights and (C) the terms and conditions of this Section 4.6 shall apply to the Assets subject to such consents or Preferential Rights, as applicable.
(c)    In no event shall there be included in the Assignments any Asset for which a Specified Consent Requirement has not been satisfied. In cases in which the Asset subject to such a requirement is a Contract and Purchaser is assigned the Property or Properties to which the Contract relates, but the Contract is not transferred to Purchaser due to the unwaived Specified Consent Requirement, (i) each Seller (as applicable) shall continue after Closing to use Commercially Reasonable Efforts to satisfy the Specified Consent Requirement so that such Contract can be transferred to Purchaser upon receipt of the Specified Consent Requirement, (ii) the Contract shall be held by Sellers (as applicable) for the benefit of Purchaser until the Specified Consent Requirement is satisfied or the Contract has terminated and (iii) Purchaser shall pay all amounts due thereunder, perform all obligations thereunder and indemnify the applicable Sellers against any Damages incurred or suffered by such Sellers as a consequence of remaining a party to such Contract until the Specified Consent Requirement is satisfied or the Contract has terminated. In cases in which the Asset subject to such a Specified Consent Requirement is a Property and such consent is not satisfied by Closing, the affected Property and the Assets related to that Property shall not be transferred at Closing and the Unadjusted Purchase Price(s) shall be reduced by the Allocated Value of the Property and related Assets, provided that each Seller (as applicable) shall continue after Closing to use Commercially Reasonable Efforts to satisfy the Specified Consent Requirement so that such Property and the Assets related to the Property can be transferred to Purchaser upon receipt of the Specified Consent Requirement, subject to the remainder of this Section 4.6(c). If an unsatisfied Specified Consent Requirement with respect to which an adjustment to the Unadjusted Purchase Price(s) is made under Section 3.3 is subsequently satisfied prior to the date of delivery of the final settlement statement under Section 9.4(d), a separate closing shall be held within five (5) Business Days thereof at which (i) the applicable Sellers shall convey the affected Property and related Assets to Purchaser in accordance with this Agreement and (ii) Purchaser shall pay an amount equal to the Allocated Value of such Property and related Assets, adjusted in accordance with Section 3.3, to the applicable Sellers (in proportion to their Seller’s Title Defect Percentages). If such consent requirement is not satisfied by the date of delivery of the final settlement statement, Sellers shall have no further obligation to sell and convey such Property and related Assets and Purchaser shall have no further obligation to purchase, accept and pay for such Property, and the affected Property and related Assets shall be deemed to be deleted from Exhibit A‑1, Exhibit A‑2, Schedule 3.4 and the other applicable Exhibits and Schedules to this Agreement for all purposes.
(d)    If any Preferential Right affecting an Asset is exercised prior to Closing, the Unadjusted Purchase Price(s) shall be decreased by the Allocated Value for such Assets, and the affected Assets shall be deemed to be deleted from Exhibit A-1, Exhibit A-2, Schedule 3.4 and the other applicable Exhibits and Schedules to this Agreement for all purposes. Sellers shall retain the consideration paid by the Third Party, and shall have no further obligation with respect to such affected Assets under this Agreement. Should a Third Party fail to exercise its Preferential Right as to any portion of the Assets prior to Closing and the time for exercise or waiver has not yet expired, the affected Assets shall not be transferred at Closing and the Unadjusted Purchase Price(s) shall be reduced by the Allocated Values of such Assets. In the event that such Third Party exercises its Preferential Right following the Closing, Sellers shall have no further obligation to sell and convey the affected Assets and Purchaser shall have no further obligation to purchase, accept and pay for such affected Assets, and the affected Assets shall be deemed to be deleted from Exhibit A-1, Exhibit A-2, Schedule 3.4 and the other applicable Exhibits and Schedules to this Agreement for all purposes. If, on the other hand, the applicable Preferential Rights are waived or expire, a separate closing shall be held within five (5) Business Days thereof at which (i) the applicable Sellers shall convey the affected Assets to Purchaser in accordance with this Agreement and (ii) Purchaser shall pay an amount equal to the Allocated Value of such Assets, adjusted in accordance with Section 3.3, to the applicable Sellers (in proportion to their Seller’s Title Defect Percentages).
Section 4.7    Casualty or Condemnation Loss.
(a)    If, after the Execution Date, but prior to the Closing Date, any portion of the Assets is damaged, destroyed or made unavailable or unusable for the intended purpose by fire or other casualty or is taken in condemnation or under right of eminent domain (each a “Casualty Loss”), and the loss as a result of such individual Casualty Loss exceeds five percent (5%) of the applicable Unadjusted Purchase Price(s), Purchaser shall nevertheless be required to close, and Sellers’ Representative shall elect by written notice to Purchaser prior to Closing either (i) to cause the Assets adversely affected by any such individual Casualty Loss to be repaired or restored to at least their condition prior to such Casualty Loss, at the applicable Sellers’ sole cost and expense, as promptly as reasonably practicable (which work may extend after the Closing Date), (ii) to indemnify Purchaser against any costs or expenses that Purchaser reasonably incurs to repair or restore the Assets subject to any such Casualty Loss or (iii) to exclude the affected Assets from this Agreement and reduce the applicable Unadjusted Purchase Price(s) by the Allocated Value of such Assets. In each case, Sellers shall retain all rights to insurance, unpaid awards, condemnation payments and other rights and claims against Third Parties with respect to the Casualty Loss, except to the extent the Parties otherwise agree in writing.
(b)    If, after the Execution Date, but prior to the Closing Date, any Casualty Loss occurs, and the loss as a result of such individual Casualty Loss is five percent (5%) or less of the applicable Unadjusted Purchased Price(s), Purchaser shall nevertheless be required to close and Sellers shall, at Closing, pay to Purchaser all sums paid to Sellers by Third Parties by reason of such individual Casualty Loss and, to the extent necessary, shall assign, transfer and set over to Purchaser or subrogate Purchaser to all of Sellers’ right, title and interest (if any) in unpaid awards, condemnation payments and other rights and claims against Third Parties (other than Persons within the Sellers Group) arising out of the Casualty Loss.

(c)    To the extent a Casualty Loss occurs with respect to Assets which are also covered by the Helis PSA, the Parties shall take such action under this Section 4.7 that is consistent with the action by Helis and Purchaser under the Helis PSA.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER
Section 5.1    Generally.
(o)    Any representation or warranty qualified to the “knowledge of Seller” or “to Seller’s knowledge” or with any similar knowledge qualification is limited to matters, with respect to each Seller, within the Actual Knowledge of the individuals listed for such Seller in Schedule 5.1. As used in this Agreement, the term “Actual Knowledge” with respect to any individual means information personally known by such individual.
(p)    Inclusion of a matter on a Schedule in relation to a representation or warranty that addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. Likewise, the inclusion of a matter on a Schedule to this Agreement in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule. Matters may be set forth on a Schedule for information purposes only.
(q)    Subject to the foregoing provisions of this Section 5.1, the disclaimers and waivers contained in and the other terms and conditions of this Agreement, subject to Section 5.1(d) each Seller represents and warrants to Purchaser the matters set forth in Section 5.2 through Section 5.20 as of the Execution Date and on the Closing Date, as applicable (except for the representations and warranties that refer to a specified date which will be deemed made as of such date).
(r)    In respect of each representation and warranty made in this Article 5, each Seller, on a several and not a joint or joint and several basis, makes such representations and warranties to Purchaser only as to itself or, as the context so requires, as to (and to the extent of) its interests in the Assets (but not as to the other Sellers or as to their interests in the Assets).
(s)    Any reference to Assets in this Article 5 is to Seller Assets, and any reference to Properties in this Article 5 is to Seller’s interest in the Properties.
Section 5.2    Existence and Qualification. Seller is duly organized, validly existing and in good standing under the Laws of its state of incorporation or formation and is duly qualified to do business in the State of North Dakota.
Section 5.3    Power. Seller has the requisite power to enter into and perform this Agreement and to consummate the transactions contemplated by this Agreement.
Section 5.4    Authorization and Enforceability. The execution, delivery and performance of this Agreement and all documents required to be executed and delivered by Seller at Closing, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company, corporate, or partnership action on the part of Seller, as applicable. This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller, enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally, as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 5.5    No Conflicts. Assuming the receipt of all consents and approvals from Third Parties in connection with the transactions contemplated hereby and the waiver of or compliance with all Preferential Right rights applicable to the transfer of the Assets contemplated hereby, the execution, delivery and performance of this Agreement by Seller, and the transactions contemplated by this Agreement, will not (a) violate any provision of the limited liability company agreement or other organizational documents of Seller, (b) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, license or agreement to which Seller is a party or that affects the Assets, (c) violate any judgment, order, ruling or decree applicable to Seller as a party in interest, or (d) violate any Laws applicable to Seller or any of the Assets, except any matters described in subsections (b) or (c) above which would not have a Material Adverse Effect.
Section 5.6    Liability for Brokers’ Fees. Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.
Section 5.7    Intellectual Property. Seller owns, or has the licenses or rights to use all material Intellectual Property used in the ownership or operation of the Assets. Seller has not received from any Third Party a claim in writing that Seller is infringing on the Intellectual Property of such Third Party.
Section 5.8    Insurance. To the extent Seller has policies of insurance applicable to the Assets in addition to those maintained by Helis, Seller has made available to Purchaser copies of all such policies of insurance (with redactions of those portions of the policies not applicable to the Assets), which are set forth on Schedule 5.8, and, for recently renewed policies (to the extent applicable to the Assets), binders to which Seller is a party or under which the Assets are covered. Except as set forth in Schedule 5.8, (a) all such policies of insurance to which Seller is a party and which relate to the Assets are valid, outstanding, and enforceable, (b) will continue in full force and effect immediately prior to the Closing and (c) Seller has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which Seller is a party (or that provides coverage to Seller) and which relate to the Assets.

Section 5.9    Litigation. Except as set forth on Schedule 5.9, there are no actions, suits or proceedings pending, or to Seller’s knowledge, threatened in writing, before any Governmental Body or arbitrator with respect to Seller or the Assets that would materially impair Seller’s ability to perform its obligations under this Agreement or that would affect the Assets.
Section 5.10    Payment of Royalties and Rentals. To the knowledge of Seller, all royalties, overriding royalties and other burdens on production that have been paid by Operator or a third party operator, as applicable, on behalf of Seller relating to the Assets have been properly and legally paid before the same became delinquent. With respect to Leases and other agreements, to the knowledge of Seller, all delay rentals and royalties that perpetuate Leases and similar payments under surface use agreements have been properly and legally paid by Operator or a third party operator, as applicable, on behalf of Seller before the same became delinquent.
Taxes and Assessments
(a)To the knowledge of Seller, all Asset Taxes that have become due and payable have been properly paid in full by Helis or other designated operator.
(b)To the knowledge of Seller, all Tax Returns with respect to Asset Taxes that are required to be filed with respect to the Assets have been filed by Helis or other designated operator and all such Tax Returns are true, correct and complete in all material respects.
(c)To the knowledge of Seller, there are no liens for unpaid Taxes against the Assets other than liens for current period Taxes not yet due and payable.
(d)To the knowledge of Seller, except as set forth on Schedule 5.11, no action, suit, Governmental Body proceeding or audit is now in progress or pending with respect to Asset Taxes, and Seller has not received written notice of any pending claim against the Assets from any applicable Governmental Body for assessment of Asset Taxes and to Seller’s knowledge no such claim has been threatened.
(e)Seller has not granted an extension or waiver of the statute of limitations applicable to any Tax Return, which period has not yet expired. No power of attorney that is currently in force has been granted with respect to any matter relating to Asset Taxes that could be binding on Purchaser with respect to the Assets after Closing.
(f)Seller is not a party to or bound by any Tax allocation or Tax sharing or indemnification agreement with respect to the Assets.
(g)Except as disclosed on Schedule 5.11, none of the Assets is held in an arrangement that is classified as, or deemed by law or agreement to be, a partnership for U.S. federal income tax purposes. Any tax partnership set forth on Schedule 5.11 shall have in effect for the taxable year that includes the Closing Date an election under Section 754 of the Code.
(h)To the knowledge of Seller, all of the Assets have been properly listed and described on the property tax rolls for the Tax units in which the Assets are located and no portion of the Assets constitutes omitted property for property tax purposes.

(i)Neither Purchaser nor any of its Affiliates will be held liable for any unpaid Taxes of Seller or with respect to the Assets (other than Asset Taxes for the period from and after the Effective Time) as a successor or transferee, by statute, contract or otherwise.
Section 5.11    Capital Commitments. Except as set forth on Schedule 5.12, as of the Effective Time, there were no outstanding AFEs or other capital commitments to Third Parties received by Seller and currently pending or approved by Seller that were binding on the Assets and could reasonably be expected to require expenditures by the owner of such Assets after the Effective Time in excess of Seller’s proportionate share of $250,000.
Section 5.12    Compliance with Laws. To Seller’s knowledge, Seller has complied with, and the Assets have been operated in, compliance with all applicable Laws in all material respects.
Section 5.13    Contracts. Except as set forth on Schedule 5.14,
To Seller’s knowledge, neither Seller nor Operator is in default under any Contract.
(a)    There are no (i) Contracts with Affiliates of Seller or, to Seller’s knowledge, of Operator that will be binding on the Assets after Closing or (ii) hedges, swaps, derivatives or other similar contracts that will be binding on the Assets after Closing.
(b)    None of the Properties are subject to or burdened by and, to Seller’s knowledge, Operator is not a party to any Contract with respect to Seller’s operation of the Assets, that can be reasonably expected to result in aggregate payments or receipts of revenue of more than $500,000 annually in the current year or any subsequent year.
(c)    There are no Contracts that contain a call on production with respect to the Properties.
(d)    None of the Properties are subject to or burdened by any pending farmout agreement, exploration agreement, participation agreement or other similar contract.
(e)    There are no material surface use agreements or similar contracts that benefit or burden the Properties.
(f)    None of the Properties are subject to or burdened by any (i) operating agreement, transportation, gathering, processing or similar contract or Hydrocarbon sales contract (in each case) that is not terminable without penalty on sixty (60) days’ or less notice or (ii) any indenture, mortgage, loan, credit or sale-leaseback or similar contract that will not be terminated at or prior to the Closing.
Section 5.14    Payments for Production. Except as set forth on Schedule 5.15, Seller is not obligated by virtue of any take-or-pay payment, advance payment or other similar payment (other than royalties, overriding royalties and similar arrangements reflected in the Net Revenue Interest figures set forth on Schedule 3.4; gas balancing arrangements; and non-consent provisions in the Contracts) to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Properties at some future time without receiving payment therefor at or after the time of delivery, and, similarly, except as set forth on Schedule 5.15, there are not any Imbalances attributable to the Properties.
Section 5.15    Consents and Preferential Purchase Rights. Except as set forth on Schedule 5.16, to Seller’s knowledge, none of the Properties, or any portion thereof, is subject to any Preferential Right or Specified Consent Requirement that may be applicable to the transactions contemplated by this Agreement, except Customary Post-Closing Consents.
Section 5.16    Properties. To Seller’s knowledge, (a) no default exists in the performance of any obligation of Seller or Operator under the Leases that would entitle the lessor thereunder to cancel or terminate any such Leases, and (b) except as set forth in Schedule 5.17, no party to any Lease or any successor to the interest of such party has filed or threatened in writing to file any action to terminate, cancel, rescind or procure judicial reformation of any such Lease.
Non-Consent Operations
Section 5.17    Bankruptcy. There are no bankruptcy, insolvency, reorganization, receivership or similar proceedings pending against, being contemplated by or, to Seller’s knowledge, threatened against Seller.
Section 5.18    Helis as Operator
No Seller is an operator for any portion of the Assets. Except for Properties operated by a third party operator, Helis is the operator of those Properties in which Helis and Seller both own an interest.
Section 5.19    Certain Disclaimers.
(A)    EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 4, THIS ARTICLE 5, IN THE CERTIFICATES OF SELLERS TO BE DELIVERED PURSUANT TO SECTION 9.2(B) OR IN THE ASSIGNMENTS TO BE DELIVERED BY SELLERS TO PURCHASER HEREUNDER, (i) SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (ii) SELLERS EXPRESSLY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO THE PURCHASER GROUP (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY PERSON OF THE SELLERS GROUP).
(B)    EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 4, THIS ARTICLE 5, IN THE CERTIFICATES OF SELLERS TO BE DELIVERED PURSUANT TO SECTION 9.2(B) OR IN THE ASSIGNMENTS TO BE DELIVERED BY SELLERS TO PURCHASER HEREUNDER, WITHOUT LIMITING THE GENERALITY OF SECTION 5.21(A), SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, ORAL OR WRITTEN, AS TO (i) TITLE TO ANY OF THE ASSETS, (ii) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY

GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (iii) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (iv) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (v) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, (vi) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS OR (vii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO THE PURCHASER GROUP IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO (INCLUDING ANY ITEMS PROVIDED IN CONNECTION WITH SECTION 7.1), AND FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT PURCHASER SHALL BE DEEMED TO BE OBTAINING THE EQUIPMENT AND OTHER TANGIBLE PROPERTY INCLUDED AS PART OF THE ASSETS IN ITS PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS, AND THAT, AS OF CLOSING, PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE.
(C)    EXCEPT AS AND TO THE EXTENT EXPRESSLY PROVIDED IN ARTICLE 4 AND SECTION 11.2(B)(IV), SELLERS SHALL NOT HAVE ANY LIABILITY IN CONNECTION WITH AND HAVE NOT AND WILL NOT MAKE (AND HEREBY DISCLAIMS) ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL DEFECTS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS SUBSTANCES, HYDROCARBONS OR NORM INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND PURCHASER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Section 6.1    Generally.
(a)    Any representation or warranty qualified to the “knowledge of Purchaser” or “to Purchaser’s knowledge” or with any similar knowledge qualification is limited to matters within the Actual Knowledge of the individuals listed in Schedule 6.1.

(b)    Purchaser represents and warrants to each Seller the matters set forth in Section 6.2 through Section 6.13 as of the Execution Date and on the Closing Date (except for representations and warranties that refer to a specified date which will be deemed made as of such date); provided, however, that Purchaser’s liability pursuant to Article 11 to any given Seller for a breach of Purchaser’s representations and warranties set forth in this Article 5 shall be limited as to each Seller to such Seller’s applicable Seller’s Interest Percentage of the aggregate Damages resulting as a result of such breach (subject, in each case, to the other limitations of Article 11).
Section 6.2    Existence and Qualification. Purchaser is a Texas corporation, validly existing, and in good standing under the Laws of the State of Texas and is duly qualified to do business in the State of North Dakota.
Section 6.3    Power. Purchaser has the requisite power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.
Section 6.4    Authorization and Enforceability. The execution, delivery and performance of this Agreement and all documents required to be executed and delivered by Purchaser at Closing, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company, corporate or partnership action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 6.5    No Conflicts. The execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated by this Agreement, will not (a) violate any provision of the certificate of incorporation, bylaws, agreement of limited partnership or other organizational documents of Purchaser, (b) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Purchaser is a party, (c) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest, or (d) violate any Laws applicable to Purchaser or any of its assets, except any matters described in subsections (b), (c) or (d) above which would not have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated herein and to perform its obligations in connection therewith pursuant to the terms hereof.
Section 6.6    Liability for Brokers’ Fees. Sellers shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 6.7    Litigation. There are no actions, suits or proceedings pending, or to Purchaser’s knowledge, threatened in writing, before any Governmental Body or arbitrator against Purchaser that are reasonably likely to materially impair Purchaser’s ability to perform its obligations under this Agreement or any document required to be executed and delivered by Purchaser at Closing.
Section 6.8    Financing. Purchaser has and will maintain between the Execution Date and Closing sufficient cash, available lines of credit or other sources of immediately available funds (in Dollars) to enable it to pay the Closing Payment to Sellers at the Closing.
Section 6.9    Securities Law Compliance. Purchaser is acquiring the Assets for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act and applicable state securities Laws.
Section 6.10    Independent Evaluation.
(a)    Purchaser is knowledgeable of the oil and gas business and of the usual and customary practices of oil and gas producers, including those in the areas where the Assets are located.
(b)    Purchaser is a party capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability.
(c)    In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on the basis of its own independent due diligence investigation of the Assets and the terms and conditions of this Agreement.
Section 6.11    Consents, Approvals or Waivers. Purchaser’s execution, delivery and performance of this Agreement (and any document required to be executed and delivered by Purchaser at Closing) is not and will not be subject to any consent, approval, or waiver from any Governmental Body or other Third Party, except consents and approvals of assignments by Governmental Bodies that are customarily obtained after Closing.
Section 6.12    Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by, or threatened against Purchaser.
Section 6.13    Qualification. Purchaser is, or as of the Closing Date will be, qualified under applicable Law to own the Assets and has, or as of the Closing Date will have, complied with all necessary bonding requirements of Governmental Bodies required for Purchaser’s ownership or operation of the Assets.
Section 6.14    Limitation. Purchaser acknowledges the following:
(A)    EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 4, ARTICLE 5, IN THE CERTIFICATES OF SELLERS TO BE DELIVERED

PURSUANT TO SECTION 9.2(B) OR IN THE ASSIGNMENTS TO BE DELIVERED BY SELLERS TO PURCHASER HEREUNDER, THERE ARE NO REPRESENTATIONS AND WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, BY SELLERS AS TO THE ASSETS OR PROSPECTS THEREOF AND PURCHASER HAS NOT RELIED UPON ANY ORAL OR WRITTEN INFORMATION PROVIDED BY SELLERS.
(B)    EXCEPT AS AND TO THE EXTENT EXPRESSLY PROVIDED IN ARTICLE 4 AND SECTION 11.2(B)(IV), SELLERS AND THE OTHER MEMBERS OF THE SELLERS GROUP SHALL NOT HAVE ANY LIABILITY IN CONNECTION WITH AND SELLERS HAVE DISCLAIMED, HAVE NOT MADE AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL DEFECTS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS SUBSTANCES, HYDROCARBONS OR NORM INTO THE ENVIRONMENT OR PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS.
(C)    THE ASSETS HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT AND PRODUCTION OF HYDROCARBONS AND THERE MAY BE PETROLEUM, PRODUCED WATER, WASTE, OR OTHER SUBSTANCES OR MATERIALS LOCATED IN, ON OR UNDER THE PROPERTIES OR ASSOCIATED WITH THE ASSETS. EQUIPMENT AND SITES INCLUDED IN THE ASSETS MAY CONTAIN ASBESTOS, NORM OR OTHER HAZARDOUS SUBSTANCES. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE, OR IN OTHER FORMS. THE WELLS, MATERIALS AND EQUIPMENT LOCATED ON THE PROPERTIES OR INCLUDED IN THE ASSETS MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES. NORM CONTAINING MATERIAL OR OTHER WASTES OR HAZARDOUS SUBSTANCES MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING WATER, SOILS OR SEDIMENT. SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM AND OTHER HAZARDOUS SUBSTANCES FROM THE ASSETS.
ARTICLE 7
COVENANTS OF THE PARTIES
Section 7.1    Access.
(i)    The following terms of this Section 7.1 shall apply only to the extent Purchaser has not obtained the relevant information regarding or access to the Assets pursuant to the Helis PSA.
(j)    Between the Execution Date and the Closing Date, each Seller shall give Purchaser access to the Assets and access to and the right to copy, at Purchaser’s sole cost, risk and expense, the Records (or originals thereof) in such Seller’s possession, for the purpose of conducting a reasonable due diligence review of the Seller Assets of such Seller, but only to the extent that such Seller may do so without violating any obligations to any Third Party and to the extent that such Seller has the authority to grant such access without breaching any restriction binding on it (and each Seller shall use its Commercially Reasonable Efforts to seek waivers of such restrictions if and to the extent requested by Purchaser). Subject to the foregoing, Purchaser shall be entitled to conduct (i) a Phase I Environmental Site Assessment of the Assets and may conduct visual inspections and record reviews relating to the Assets, including their condition and compliance with Environmental Laws, and (ii) a Phase II Environmental Site Assessment of the Assets, subject to, prior to performing such actions, (A) receipt of Operator or Sellers’ Representative’s written permission (such permission not to be unreasonably withheld, conditioned or delayed) to perform the Phase II Environmental Site Assessment and (B) written protocol with Operator’s or Sellers’ Representative for the conduct of any such Phase II Environmental Site Assessment and further subject to the agreement to provide Seller’s copies of any final reports. Otherwise, Purchaser shall not operate any equipment or conduct any testing or sampling of soil, groundwater or other materials (including any testing or sampling for Hazardous Substances, Hydrocarbons or NORM) on or with respect to the Assets prior to Closing. Purchaser shall abide by Sellers’, and any Third Party operator’s, safety rules, regulations, and operating policies (including the execution and delivery of any documentation or paperwork, e.g., boarding agreements or liability releases, required by Third Party operators with respect to Purchaser’s access to any of the Assets) while conducting its due diligence evaluation of the Assets. Any conclusions made from any examination done by Purchaser shall result from Purchaser’s own independent review and judgment.
(k)    The access granted to Purchaser under this Section 7.1 shall be limited to Sellers’ normal business hours, and Purchaser’s investigation shall be conducted in a manner that minimizes interference with the operation of the Assets. Purchaser shall coordinate its access rights of the Assets with Sellers to reasonably minimize any inconvenience to or interruption of the conduct of business by Sellers. Purchaser shall provide Sellers’ Representative with at least forty-eight (48) hours’ written notice before the Assets are accessed pursuant to this Section 7.1, along with a listing of its representatives involved and a description of the activities Purchaser intends to undertake.
(l)    Purchaser acknowledges that, pursuant to its right of access to the Assets, Purchaser will become privy to confidential and other information of Sellers and that such confidential information (which includes Purchaser’s conclusions with respect to its evaluations) shall be held confidential by Purchaser in accordance with any applicable privacy Laws regarding personal information.
(M)    In connection with the rights of access, examination and inspection granted to Purchaser under this Section 7.1, (i) PURCHASER WAIVES AND RELEASES ALL CLAIMS AGAINST THE SELLERS GROUP ARISING IN ANY WAY THEREFROM OR IN ANY WAY CONNECTED THEREWITH AND (ii) PURCHASER HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS EACH MEMBER OF THE SELLERS GROUP AND THIRD PARTY OPERATORS FROM AND AGAINST ANY AND ALL DAMAGES ATTRIBUTABLE TO PERSONAL INJURY, DEATH OR PHYSICAL PROPERTY DAMAGE, OR VIOLATION OF THE SELLERS GROUP’S OR ANY THIRD PARTY OPERATOR’S RULES, REGULATIONS, OR OPERATING POLICIES, ARISING

OUT OF, RESULTING FROM OR RELATING TO ANY FIELD VISIT OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY PURCHASER WITH RESPECT TO THE ASSETS, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW BY THE SELLERS GROUP OR THIRD PARTY OPERATORS EXCEPT IN EACH CASE TO THE EXTENT CAUSED BY THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF THE SELLERS GROUP.
Section 7.2    Government Reviews. In a timely manner, the Parties shall (a) make all required filings, prepare all required applications and conduct negotiations with each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each Party shall reasonably cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications, and negotiations.
Section 7.3    Public Announcements; Confidentiality.
(a)    Neither Purchaser, nor any Seller, shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of, as the case may be, Purchaser or Sellers’ Representative (collectively, the “Public Announcement Restrictions”). Notwithstanding the foregoing, the Public Announcement Restrictions shall not restrict disclosures to the extent (i) necessary for a Party to perform this Agreement (including disclosures to Governmental Bodies or Third Parties holding Preferential Rights, rights of consent or other rights that may be applicable to the transaction contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents); (ii) required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange on a Party’s or its respective Affiliates’ stock is listed, and in such event, the disclosures may include at the option of the disclosing Party an 8-K disclosure (or comparable filing for any non-United States disclosure), a press release, a detailed power point presentation and a conference call, and, to the extent required by Law, filing this Agreement with the Securities and Exchange Commission as an exhibit to an 8-K or 10-Q; (iii) that such Party has given the other Party a reasonable opportunity to review such disclosure prior to its release and no objection is raised, or (iv) of any disclosures made by Purchaser or Helis in connection with the Helis Transaction to the extent permitted under the Helis PSA. In the case of the disclosures described under subsections (i) and (ii) of this Section 7.3(a), each Purchaser or Sellers’ Representative, as the case may be, shall use its reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement, it being understood that no Party may deny the other from making such disclosure.
(b)    Except as set forth in this Section 7.3, the Parties shall keep all information and data relating to this Agreement and the Assets strictly confidential except for disclosures to Representatives of the Parties (in which event, the disclosing Party will be responsible for making sure that the Representatives keep such information and data confidential) and any disclosures required to perform this Agreement (collectively, the “Confidentiality Restrictions”). However, prior to making any disclosures permitted under the preceding sentence, the Party disclosing such information shall obtain an undertaking of confidentiality from the Person receiving such information. The Confidentiality Restrictions shall not restrict disclosures that are required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates. Following Closing, subject to the preceding sentence, Purchaser shall not be bound by Confidentiality Restrictions relating to information concerning the Assets and Sellers (and Sellers’ Representative) shall be bound by Confidentiality Restrictions relating to information concerning the Assets for a period of twelve (12) months, except to the extent such information concerning the Assets (i) is or becomes generally available to the public other than as a result of a disclosure by Sellers, (ii) was provided to Sellers by, or becomes available to Sellers from, a Third Party, provided that such Third Party was not known by Sellers, after reasonable investigation, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Purchaser or (iii) is required to be disclosed under applicable law, the rules of any securities exchange to which the Reviewing Party is subject or by a governmental order, decree, regulation or rule.
Section 7.4    Operation of Business. Except (i) as otherwise contemplated by this Agreement, (ii) as to the matters set forth on Schedule 7.4 or (iii) as otherwise approved by Purchaser, from the Execution Date until the Closing Date, each Seller shall, with respect to its Seller Assets and its interest in Contracts (and as applicable shall vote its interests under the applicable joint operating agreements in a manner consistent with the following if the matter is the subject of a vote and/or shall use its Commercially Reasonable Efforts to cause the applicable operator to if permissible under the applicable joint operating agreement):
(d)    conduct Seller’s business related to the Assets in the ordinary course consistent with Seller’s recent exploration and drilling program and other recent practices;
(e)    not commit to any new operation reasonably anticipated to require future capital expenditures by all the owners of the Assets in excess of $250,000;
(f)    not voluntarily terminate, materially amend, execute or extend Seller’s interest in any material Contracts or enter into any new contract that would have to be disclosed on Schedule 5.14 if in existence on the Execution Date;
(g)    maintain Seller’s insurance coverage on the Assets presently furnished by nonaffiliated Third Parties and not furnished by Operator in the amounts and of the types presently in force;
(h)    not transfer, sell, hypothecate, encumber or otherwise dispose of any material Properties or Equipment except for sales and dispositions of Equipment or Hydrocarbons made in the ordinary course of business consistent with past practices;
(i)    unless already provided to Purchaser by Helis, provide Purchaser with all well proposals (including all AFEs and related documents in connection with such well proposals) within five (5) Business Days after receipt thereof;

(j)    not elect to be treated as a non-consenting party under the rules and regulations of the North Dakota Industrial Commission or any applicable joint operating agreement with respect to any operation;
(k)    not make, revoke or amend any Tax election with respect to Asset Taxes, enter into any settlement of any material issue with respect to Asset Taxes, or execute or consent to any waivers extending the statutory period of limitations with respect to the collection of any Asset Taxes, in each case, to the extent such action would bind or otherwise affect the Purchaser at or after the Effective Time; and
(l)    not enter into an agreement in contravention of any of the foregoing.
Requests for approval of any action restricted by this Section 7.4 shall be delivered to all of the following individuals by electronic correspondence (at the email addresses set forth below) and a facsimile transmission (a the fax numbers set forth below), each of whom shall have full authority or have access to the requisite authority to grant or deny such requests for approval on behalf of Purchaser, which such approval may be withheld, conditioned or delayed in Purchaser’s reasonable discretion:

Matt Thompson	Vinnie Rigatti
Telephone: 303-640-4226	Telephone: 303-672-6935
Fax: 303-295-0222	Fax: 303-573-0307
Email:matt.thompson@qepres.com	Email: vinnie.rigatti@qepres.com

With a copy (in the case of any written notice) to:

Cory Miller
Telephone: 303-672-6944
Fax: 303-295-0222
Email: cory.miller@qepres.com; and to: Austin Murr Telephone: 303-672-6941 Fax: 303-573-0307 Email: Austin.murr@qepres.com

Any approval required in this Section 7.4 will be deemed given if first approved pursuant to the terms of the Helis PSA.
Section 7.5    Non-Solicitation of Employees. From the Execution Date through the Closing, Purchaser will not, and will cause its Affiliates not to, directly or indirectly, formally make an offer of employment or employ any officer or employee of Sellers or their Affiliates with whom Purchaser or its Affiliates have had direct contact with as part of its evaluation, negotiation or consummation of the transactions contemplated herein without obtaining the prior written consent of Sellers’ Representative. This Section 7.5 shall not include general solicitations of employment not specifically directed towards officers or employees of Sellers or their Affiliates.
Section 7.6    Change of Name. Within ninety (90) days after Closing, Purchaser shall eliminate or obscure the names of the Sellers from the Assets and shall have no right to use any logos, trademarks or trade names belonging to Sellers or any of their Affiliates.
Section 7.7    Replacement of Bonds, Letters of Credit and Guaranties. The Parties understand that none of the bonds, letters of credit and guaranties, if any, posted by Sellers or their Affiliates with Governmental Bodies or co-owners and relating to the Assets will be transferred to Purchaser. On or prior to Closing, Purchaser shall obtain, or cause to be obtained in the name of Purchaser, replacements for such bonds, letters of credit and guaranties, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guaranties posted by Sellers or to consummate the transactions contemplated by this Agreement.
Section 7.8    Notification of Breaches. Between the Execution Date and the Closing Date:
(a)    Purchaser shall notify Sellers’ Representative promptly after Purchaser obtains actual knowledge that any representation or warranty of Sellers contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Sellers prior to or on the Closing Date has not been so performed or observed in any material respect.
(b)    Each Seller and Sellers’ Representative shall notify Purchaser promptly after such Seller or Sellers’ Representative obtains actual knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Purchaser prior to or on the Closing Date has not been so performed or observed in any material respect.
(c)    If any of Purchaser’s or Sellers’ representations or warranties is untrue or shall become untrue in any material respect between the Execution Date and the Closing Date, or if any of Purchaser’s or Sellers’ covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the date set forth in Section 9.1), then such breach shall be considered not to have occurred for all purposes of this Agreement.
Section 7.9    Amendment to Schedules.
(d)     As of the Closing Date, all Schedules to this Agreement, as applicable, shall be deemed amended and supplemented by Sellers to include reference to any matter which results in an adjustment to the Adjusted Purchase Price pursuant to Section 3.3 as a result of the removal under the terms of this Agreement of any of the Assets.
(e)    Prior to Closing, any Seller or Sellers’ Representative shall have the right to supplement Seller’s Schedules relating to the representations and warranties set forth in Article 5 with respect to any matters discovered or occurring subsequent to the Execution Date which, if existing or known at the date hereof or thereafter, would have been required to be set forth or described in such Schedules, including amendments to reflect actions taken in compliance with Section 7.4 (“Section 7.4 Updates”). For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article 8 have been fulfilled, the Schedules to Sellers’ representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that (a) if Closing shall occur, then only those matters disclosed pursuant to any such addition, supplement or amendment at or prior to Closing which arose and/or occurred, as applicable, from and after the Execution Date up to Closing and which were not caused by any Seller shall be waived and Purchaser shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise and (b) Section 7.4 Updates shall be deemed to have been made on the Execution Date and shall be included for all purposes of this Agreement. For the avoidance of doubt, if any matter disclosed pursuant to any such addition, supplement or amendment at or prior to Closing did not arise and/or occur, as applicable, from and after the Execution Date up to Closing or relates to a matter caused by any Seller (other than Section 7.4 Updates), regardless of when Sellers obtained knowledge of such matter, such addition, supplement or amendment shall not be waived and Purchaser shall be entitled to make a claim with respect thereto pursuant to the terms of this Agreement.
Section 7.10    Regulatory Matters. From and after the date of this Agreement until December 31, 2017 (the “Records Period”), Sellers shall, and shall cause their Affiliates and their respective officers, directors, managers, employees, agents and representatives to, provide reasonable cooperation to Purchaser, its Affiliates and their agents and representatives in connection with Purchaser’s or its Affiliates’ filings, if any, that are required by the Securities and Exchange Commission, under securities laws applicable to Purchaser and its Affiliates (collectively, the “Filings”). During the Records Period, each Seller agrees to make available to Purchaser and its Affiliates and their agents and representatives any and all books, records, information and documents that are attributable to the Assets in Seller’s or its Affiliates’ possession or control and access to such Seller’s and its Affiliates’ personnel, in each case as reasonably required by Purchaser, its Affiliates and their agents and representatives in order to prepare, if required, in connection with the Filings, financial statements meeting the requirements of Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”), along with any documentation attributable to the Assets required to complete any audit associated with such financial statements. During the Records Period, each Seller shall, and shall cause its Affiliates to, provide reasonable cooperation to the independent auditors chosen by Purchaser (“Purchaser’s Auditor”) in connection with any audit by Purchaser’s Auditor of any financial statements of such Seller or its Affiliates with respect to the Assets that Purchaser or any of its Affiliates requires to comply with the requirements of the Securities Act or the Securities Exchange Act of 1934 with respect to any Filings. During the Records Period, each Seller and its Affiliates shall retain all books, records, information and documents relating to the Assets for the three (3) fiscal years prior to January 1, 2012 and the period from January 1, 2012 through the Closing Date. Purchaser will reimburse each Seller and its Affiliates, within ten (10) business days after demand in writing therefor, for any reasonable out-of-pocket costs incurred by such Seller and its Affiliates in complying with the provision of this

Section 7.10.
Section 7.11    Further Assurances. After Closing, the Parties agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.
Section 7.12    Sellers’ Waiver, Release and Conveyance.
Except with respect to the Retained ORRIs, each Seller hereby waives, releases and conveys to Purchaser (i) any rights it has against Helis to acquire any additional interest in the Properties (as defined herein and as defined in the Helis PSA) and (ii) any and all rights each Seller, as applicable, has against Helis or any other Person pursuant to the ORRI Agreement. For the avoidance of doubt, each Seller that is a party to the ORRI Agreement agrees that Purchaser shall have no obligations pursuant to the ORRI Agreement and that the ORRI Agreement shall be of no further force and effect from and after Closing.
Section 7.13    Sellers’ Representative. Each Seller hereby constitutes and appoints UPC as such Seller’s “Sellers’ Representative”, to take such actions by such Seller as may be expressly required or permitted to be taken by the Sellers’ Representative in this Agreement. It being understood and agreed that no fiduciary or agency relationship is created by this designation of Unit as Sellers’ Representative, and Unit does not have the authority to execute any agreement or other document on behalf of Sellers, or assume any obligation on their behalf, except as expressly stated in this Agreement. Each Seller acknowledges and agrees that (i) Sellers’ Representative may bind such Seller only for expressly defined purposes under this Agreement; and (ii) Purchaser may rely on and is a beneficiary of this Section 7.13. Purchaser acknowledges that Sellers’ Representative may deliver notices or make elections on behalf of each Seller that vary from notices or elections delivered on behalf of other Sellers. In the absence of any indication in such notices or elections delivered by Sellers’ Representative, Purchaser may rely on such notices or elections as binding on all Sellers.

ARTICLE 8
CONDITIONS TO CLOSING
Section 8.1    Sellers’ Conditions to Closing. The obligations of each of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by each of the Sellers) on or prior to Closing of each of the following conditions precedent:
(d)    Representations. The representations and warranties of Purchaser set forth in Article 6 shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date;
(e)    Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(f)    No Action. On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting material damages in connection therewith, shall have been issued and remain in force, and no suit, action or other proceeding by a Third Party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking substantial damages in connection therewith, shall be pending before any Governmental Body or arbitrator;
(g)    Title Defects; Environmental Defects; Casualty; Preferential Rights; Consents. In each case subject to the Individual Defect Threshold and the Aggregate Defect Deductible, as applicable, the sum of (a) all Title Defect Amounts (including Environmental Defects) that have been determined pursuant to Section 4.2 prior to Closing, less the sum of all Title Benefit Amounts that have been determined under Section 4.3 prior to Closing, plus (b) the Allocated Value of any Assets excluded from the transactions as contemplated by Section 4.6, Section 4.7 or Section 4.2(c)(ii) shall be less than twenty percent (20%) of the Aggregate Unadjusted Purchase Price;
(h)    Governmental Consents. All material consents and approvals of any Governmental Body required for the transfer of the Assets from Sellers to Purchaser as contemplated under this Agreement, except Customary Post-Closing Consents, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted; and
(i)    Deliveries. Purchaser shall deliver (or be ready, willing and able to deliver at Closing) to Sellers duly executed counterparts of the documents and certificates to be delivered by Purchaser under Section 9.3.
Section 8.2    Purchaser’s Conditions to Closing. The obligations of Purchaser to consummate the transactions contemplated by this Agreement with respect to any Seller are subject to the satisfaction (or waiver by Purchaser) on or prior to Closing of each of the following conditions precedent, provided, however, that if Purchaser waives a condition under the Helis PSA that is comparable to a condition in this Agreement, Purchaser shall be deemed to have waived the comparable condition in this Agreement to the extent relating to the same facts and circumstances that are the subject of the Purchaser’s waiver under the Helis PSA:
(e)    Representations. The representations and warranties of such Seller set forth in Article 5 shall be true and correct as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for such breaches, if any, as would not, individually or in the aggregate, have a Material Adverse Effect (except to the extent that such representation or warranty is qualified in terms of materiality), provided, however, that any such breach by a Seller asserted by Purchaser to be a failure of condition shall be deemed the failure of condition only as to such Seller and not as to any other Seller that has not committed such breach;
(f)    Performance. Such Seller, as to its interest and obligations, shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date, except, in the case of breaches of Section 7.4, for such breaches, if any, as would not, individually or in the aggregate, have a Material Adverse Effect (except to the extent such covenant or agreement is qualified in terms of materiality), provided, however, that any breach in such performance by a Seller asserted by Purchaser to be a failure of condition shall be deemed the failure of condition only as to such Seller and not as to any other Seller that has not committed such breach;
(g)    No Action. On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting material damages in connection therewith, shall have been issued and remain in force, and no suit, action or other proceeding by a Third Party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking substantial damages in connection therewith, shall be pending before any Governmental Body or arbitrator;
(h)    Title Defects; Environmental Defects; Casualty; Preferential Rights; Consents. In each case subject to the Individual Defect Threshold and the Aggregate Defect Deductible, as applicable, the sum of (a) all Title Defect Amounts (including Environmental Defects) that have been determined pursuant to Section 4.2 prior to Closing, less the sum of all Title Benefit Amounts that have been determined under Section 4.3 prior to Closing, plus (b) the Allocated Value of any Assets excluded from the transactions as contemplated by Section 4.6, Section 4.7 or Section 4.2(c)(ii) shall be less than twenty percent (20%) of the Aggregate Unadjusted Purchase Price;
(i)    Governmental Consents. All material consents and approvals of any Governmental Body required for the transfer of the Assets from Sellers to Purchaser as contemplated under this Agreement, except Customary Post-Closing Consents, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted;
(j)    Deliveries. Such Seller shall deliver (or be ready, willing and able to deliver simultaneously at Closing) to Purchaser duly executed counterparts of the documents and certificates to be delivered by Sellers under Section 9.2, provided, however, except as set forth in Section 8.2(h), that any failure in such delivery by a Seller asserted by Purchaser to be a failure of condition shall be deemed the failure of condition only as to such Seller and not as to any other Seller that has not committed such failure;
(k)    Helis Closure. The Helis Transaction shall have closed in accordance with the terms of the Helis PSA (or closing thereunder will occur simultaneously with Closing hereunder); and
(l)    Black Hills and UPC Closure. The closing hereunder with respect to Black Hills and UPC shall have occurred or be occurring simultaneously.
Section 8.3    Obligation of Purchaser To Close.    In the event the Helis Transaction has closed in accordance with the terms of the Helis PSA and all of Purchaser’s conditions to close set out in Section 8.2 have been satisfied or waived by Purchaser (either under this Agreement or under the Helis PSA insofar as Purchaser has waived the comparable condition under the Helis PSA to the extent relating to the same facts and circumstances that are the subject of Purchaser’s waiver under the Helis PSA), then Purchaser is obligated to consummate the Closing hereunder.

ARTICLE 9
CLOSING
Section 9.1    Time and Place of Closing. Consummation of the purchase and sale transaction as contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by Purchaser and a Seller, take place at 10:00 a.m., Central Time, on September 27, 2012 at the offices of Vinson & Elkins LLP located at 1001 Fannin Street, Suite 2500, Houston, Texas 77002 (provided, however, that the Parties agree that the Closing shall take place simultaneously with the closing of the Helis Transaction under the Helis PSA, except (i) in the event that all conditions in Article 8 to be satisfied prior to Closing have not yet been satisfied or waived, in which case Closing shall occur within five (5) Business Days of such conditions having been satisfied or waived, subject to the rights of the Parties under Article 10, at such time and place as Purchaser may establish by at least three (3) Business Days written notice to Seller, or (ii) in the event the closing under the Helis PSA occurs on a different date, Purchaser shall be permitted to change the date of the Closing to be simultaneous with or to follow the Helis closing; provided that Purchaser provides Sellers’ Representative with at least three (3) Business Days written notice. The date on which the Closing occurs is herein referred to as the “Closing Date.”
Section 9.2    Obligations of Sellers at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 9.3, each Seller shall deliver or cause to be delivered to Purchaser, among other things, the following:
(m)    Counterparts of the Assignments of such Seller’s Seller Assets, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by such Seller and acknowledged before a notary public;
(n)    Certificates duly executed by an authorized officer of such Seller, dated as of Closing, certifying on behalf of such Seller that the conditions set forth in Section 8.2(a) and Section 8.2(b) in relation to such Seller have been fulfilled;
(o)    Counterparts of the Letter-in-lieu of Transfer Order covering the relevant Seller Assets, duly executed by such Seller;
(p)    [Reserved];
(q)    Certificate duly executed by the secretary or any assistant secretary of such Seller, dated as of the Closing, (i) attaching and certifying on behalf of such Seller complete and correct copies of (A) the certificate of incorporation or formation, as applicable, of such Seller, (B) the resolutions of the Board of Directors or members or shareholders or partners, as applicable, of such Seller authorizing the execution, delivery, and performance by such Seller of this Agreement and the transactions contemplated hereby and (C) any required approval by such Seller’s members or shareholders or partners of this Agreement and the transactions contemplated hereby and (ii) certifying the incumbency and true signatures of the officers who execute this Agreement and any other agreement, certificate or document related hereto or executed in connection herewith on behalf of such Seller;
(r)    A certification of non-foreign status with respect to such Seller which meets the requirements of Treasury Regulation § 1.1445-2(b)(2);
(s)    An executed IRS Form W-9 for such Seller;
(t)    Executed releases for the Existing Sundance Mortgage and any and all liens, mortgages and other encumbrances on the Assets incurred by such Seller or its Affiliates in connection with borrowed monies;
(u)    Where approvals are received by such Seller pursuant to a filing or application under Section 7.2, copies of those approvals; and
(v)    All other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Purchaser.
Section 9.3    Obligations of Purchaser at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Sellers of their obligations pursuant to Section 9.2, provided that, subject to Section 8.2(h), failure of any Seller to perform its obligations under Section 9.2 shall not excuse Purchaser from performing its obligations under this Section 9.3 with respect to those Sellers that perform their obligations under Section 9.2 (each Seller that performs its obligations under Section 9.2 being referred to as a “Closing Seller”), Purchaser shall deliver or cause to be delivered to Closing Seller, among other things, the following:
(a)    Wire transfers of the applicable Closing Payments to the accounts designated on the Preliminary Settlement Statement in immediately available funds, and in accordance with the Escrow Agreement, an instruction to the Escrow Agent to distribute the balance in the Escrow Account of each Closing Seller to the account of such Closing Seller and in the amounts designated on the Preliminary Settlement Statement;
(b)    A certificate by an authorized officer of Purchaser, dated as of Closing, certifying on behalf of Purchaser that the conditions set forth in Section 8.1(a) and Section 8.1(b) have been fulfilled;
(c)    Counterparts of the Assignments of the Assets, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Purchaser and acknowledged before a notary public;
(d)    Counterparts of the Letter-in-lieu of Transfer Order covering the relevant Assets, duly executed by Purchaser;

(e)    [Reserved];
(f)    A certificate duly executed by the secretary or any assistant secretary of Purchaser, dated as of the Closing, (i) attaching, and certifying on behalf of Purchaser as complete and correct, copies of (A) the certificate of incorporation of Purchaser, (B) the resolutions of the Board of Directors (or body of similar power and authority) of Purchaser or its general partner authorizing the execution, delivery, and performance by Purchaser of this Agreement and the transactions contemplated hereby and (C) any required approval by the shareholders, unit holders or other equity holders of Purchaser of this Agreement and the transactions contemplated hereby and (ii) certifying the incumbency and true signatures of the officers who execute this Agreement and any other agreement, certificate or document related hereto or executed in connection herewith on behalf of Purchaser;
(g)    Where approvals are received by Purchaser pursuant to a filing or application under Section 7.2, copies of those approvals;
(h)    Evidence of replacement bonds, guaranties and letters of credit pursuant to Section 7.7; and
(i)    All other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Seller.
Section 9.4    Closing Payment and Post-Closing Purchase Price Adjustments.
(a)    Not later than four (4) Business Days prior to the Closing Date, Purchaser shall deliver to Sellers’ Representative a copy of the “Preliminary Settlement Statement” prepared pursuant to the terms of the Helis PSA (the “Helis PSS”).
(b)    Not later than three (3) Business Days prior to the Closing Date, Sellers’ Representative shall prepare and deliver to Purchaser, using and based upon the best information available to Sellers, a preliminary settlement statement (the “Preliminary Settlement Statement”) estimating the initial Adjusted Purchase Price for each Closing Seller, after giving effect to all adjustments to the Unadjusted Purchase Price set forth in Section 3.3. It is understood and agreed that the Closing Sellers may adopt and elect to use as the Preliminary Settlement Statement the Helis PSS or portions thereof, proportionate to their respective Seller Assets. The Preliminary Settlement Statement shall include wire transfer information for the Closing Payments and for the release of the Deposit and shall be signed by each Closing Seller. The estimates delivered in accordance with this Section 9.4(b) less the Deposit for each Closing Seller shall constitute the Dollar amounts to be paid by Purchaser to each Closing Seller at the Closing (the “Closing Payment” for each Closing Seller).
(c)    The following Section 9.4(d) shall only apply to the extent any reporting required to be made to Purchaser by Sellers therein is not addressed by reports prepared pursuant to the terms of the Helis PSA and in such event Sellers reporting shall be due the later of five (5) Business Days after receipt of the report prepared pursuant to the Helis PSA or such later date provided in Section 9.4(d).

(d)    Sellers’ Representative shall prepare and deliver to Purchaser a statement setting forth the final calculation of each Adjusted Purchase Price and showing the calculation of each adjustment, based, to the extent possible, on actual credits, charges, receipts and other items before and after the Effective Time no later than the later of (x) thirty (30) days following the Cure Period and (y) the date on which the Parties or the Title Arbitrator, as applicable, finally determines all Title Defect Amounts and Title Benefit Amounts under Section 4.4 (such later date, the “Final Settlement Statement Date”). Sellers and Sellers’ Representative shall, at Purchaser’s request, supply reasonable documentation available to support any credit, charge, receipt or other item included in such statement. Purchaser shall deliver to Sellers’ Representative a written report containing any changes that Purchaser proposes be made to Sellers’ statement no later than sixty (60) days following Purchaser’s receipt thereof. Sellers’ Representative may deliver a written report to Purchaser during this same period reflecting any changes that Sellers’ Representative proposes to be made to such statement as a result of additional information received after the statement was prepared. Sellers’ Representative and Purchaser shall undertake to agree on the final statement of the Adjusted Purchase Price no later than ninety (90) after the Final Settlement Statement Date. In the event that Sellers’ Representative and Purchaser cannot reach agreement within such period of time, either Sellers’ Representative or Purchaser may refer the remaining matters in dispute to the Houston, Texas office of Deloitte for review and final determination by arbitration. The accounting firm shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent that such rules do not conflict with the terms of this Section 9.4(d). The accounting firm’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding on both Parties, without right of appeal. In determining the proper amount of any adjustment to any Unadjusted Purchase Price, the accounting firm shall not increase such Unadjusted Purchase Price more than the increase proposed by Sellers’ Representative nor decrease such Unadjusted Purchase Price more than the decrease proposed by Purchaser, as applicable. The accounting firm shall act as an expert for the limited purpose of determining the specific disputed matters submitted by Sellers’ Representative and Purchaser and may not award damages or penalties to the Parties with respect to any matter. Each Party shall bear its own legal fees and other costs of presenting its case. Sellers shall bear one-half and Purchaser shall bear one-half of the costs and expenses of the accounting firm. Within ten (10) days after the earlier of (i) the expiration of Purchaser’s sixty (60) day review period without delivery of any written report or (ii) the date on which the Parties finally determine each Adjusted Purchase Price or the accounting firm finally determines the disputed matters, as applicable, (A) Purchaser shall pay to each Seller the amount by which the Adjusted Purchase Price for such Seller (after deducting a portion of the Deposit amount equal to the Deposit multiplied by such Seller’s applicable Seller’s Interest Percentage) exceeds the applicable Closing Payment for such Seller or (B) each Seller, as applicable, shall pay to Purchaser the amount by which such Seller’s Closing Payment exceeds the Adjusted Purchase Price applicable to such Seller (after deducting a portion of the Deposit amount equal to the Deposit multiplied by such Seller’s applicable Seller’s Interest Percentage), as applicable. Any post-Closing payment pursuant to this Section 9.4(d) shall bear interest from the Closing Date to the date of payment at the Prime Rate.
(e)    Purchaser shall assist Sellers’ Representative in the preparation of the final statement of the Adjusted Purchase Price under Section 9.4(d) by furnishing invoices, receipts,

reasonable access to personnel, and such other assistance as may be requested by Seller to facilitate such process post-Closing.
(f)    All payments made or to be made under this Agreement to Closing Sellers shall be made by electronic transfer of immediately available funds to the accounts designated on the Preliminary Settlement Statement. All payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to a bank and account specified by Purchaser in writing to Sellers’ Representative.
ARTICLE 10
TERMINATION; REMEDIES
Section 10.1    Termination. This Agreement may be terminated at any time prior to Closing:
(a)    With respect to any Seller, by the mutual prior written consent of such Seller and Purchaser; or
(b)    With respect to any Seller, by either (i) Purchaser, or (ii) such Seller; if Closing has not occurred on or before October 31, 2012. However, neither such Seller, on the one hand, nor Purchaser, on the other hand, shall be entitled to terminate this Agreement under this Section 10.1(b) if the Closing has failed to occur because such Seller, on the one hand, or Purchaser, on the other hand, negligently or willfully failed to perform or observe in any material respect its covenants or agreements hereunder.
(c)    By Purchaser, unilaterally, by notice to Sellers’ Representative if the Helis PSA is terminated in accordance with its terms prior to the closing of the Helis Transaction.
Section 10.2    Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect (except for the provisions of Section 5.6, Section 5.21, Section 6.6, Section 7.1(e), Section 7.3, Article 1, Article 10, Article 13 (other than Section 13.12, Section 13.15, Section 13.17 and Section 13.18) and Appendix A, which shall continue in full force and effect) and, without prejudice to their rights under Section 10.3(a) (if applicable), Sellers shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction under this Agreement. Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 10.1 shall not relieve either Party, subject to Section 13.11, from liability for any willful or negligent failure to perform or observe in any material respect any of its agreements or covenants contained herein that are to be performed or observed at or prior to Closing; provided that Sellers’ remedy shall be solely as set forth in Section 10.3(a).
Section 10.3    Remedies for Failure to Close.
(a)    If any Seller terminates this Agreement under Section 10.1(b), and Purchaser has willfully failed to perform or observe its covenants and agreements or is in breach of its representations and warranties hereunder, or Closing has otherwise not occurred as a result of an act or omission of Purchaser (other than an act or omission expressly permitted by this Agreement), then in addition to its rights under Section 10.2 above, each Seller will, as liquidated damages for lost opportunities (and not as a penalty), be entitled to receive (and Purchaser shall direct the Escrow Agent to deliver to Sellers) such Seller’s applicable Seller’s Interest Percentage of the Deposit together with any interest or income thereon, free of any claims by Purchaser or any other Person, as its sole and exclusive remedy with respect to the termination of this Agreement; provided, however, that if Purchaser breaches its obligation under Section 8.3 to consummate the Closing with respect to any Seller, such Seller shall have the right to (i) in lieu of termination of this Agreement, exercise its rights under Section 13.17 to enforce Purchaser’s obligation to close under Section 8.3 or (ii) retain the Deposit as specified above as liquidated damages.
(b)    If this Agreement is subject to termination for any reason other than the reasons set forth in Section 10.1(a) or Section 10.1(c) (in each of which cases Sellers shall direct the Escrow Agent to deliver to Purchaser the Deposit and any interest accrued thereon, free of any claims by Sellers or any other Person with respect thereto) or Section 10.3(a), Purchaser may either (i) elect to terminate this Agreement and cause Sellers to direct the Escrow Agent to deliver to Purchaser the Deposit and any interest accrued thereon, free of any claims by Sellers or any other Person with respect thereto, as its sole and exclusive remedy with respect to the termination of this Agreement or (ii) in lieu of terminating this Agreement, exercise its rights under Section 13.17.
ARTICLE 11
ASSUMPTION; INDEMNIFICATION
Section 11.1    Assumption. Without limiting Purchaser’s rights to indemnity under Section 11.2 and Purchaser’s remedy for Title Defects in Article 4 and pursuant to the special warranty in the Assignments, from and after the Closing, Purchaser shall assume and fulfill, perform, pay and discharge all of the Assumed Purchaser Obligations.
Section 11.2    Indemnification.
(c)    From and after Closing, Purchaser shall indemnify, defend and hold harmless the Sellers Group from and against all Damages incurred, suffered by or asserted against such Persons:
(i)    caused by or arising out of or resulting from the Assumed Purchaser Obligations (including, for purposes of certainty, Environmental Liabilities under CERCLA that constitute Assumed Purchaser Obligations);
(ii)    caused by or arising out of or resulting from Purchaser’s breach of any of Purchaser’s covenants or agreements contained in Article 7 or Article 12; or
(iii)    caused by or arising out of or resulting from any breach of any representation or warranty made by Purchaser contained in Article 6 of this Agreement or in the certificate delivered by Purchaser at Closing pursuant to Section 9.3(b);
EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF THE SELLERS GROUP.

(d)    From and after Closing, each Seller shall (on a several and not a joint and several basis and in proportion among the relevant Seller(s) equal to such Seller(s)’ relative Seller’s Interest Percentages or such Seller(s)’ Seller’s Title Defect Percentages in the case of claims relating to the Assets) indemnify, defend and hold harmless the Purchaser Group from and against all Damages incurred, suffered by or asserted against such Persons:
(i)    caused by or arising out of or resulting from such Seller’s breach of Sellers’ covenants or agreements contained in Article 7 or Article 12; or
(ii)    caused by or arising out of or resulting from any breach of any representation or warranty made by such Seller contained in Article 5, or in the certificate delivered by such Seller at Closing pursuant Section 9.2(b);
(iii)    caused by or arising out of any personal injury or death relating to the ownership, use or operation of the Assets that occurs prior to the Closing Date;
(iv)    caused by or arising out of any off-site Environmental Liabilities that arise from ownership, use or operation of the Assets and are attributable to Sellers’ ownership thereof that occurs prior to the Effective Time or, in the event Operator was not acting as a reasonable and prudent operator, that occurs prior to the Closing Date; or
(v)    caused by or arising out of the Excluded Assets.
EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF THE PURCHASER GROUP.
(E)    Notwithstanding anything to the contrary contained in this Agreement, this Section 11.2 contains the Parties’ exclusive remedies against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties in Article 5, Article 6, Article 7 and Article 12 and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party at Closing pursuant to Section 9.2(b) or Section 9.3(b), as applicable. Except for the remedies contained in this Section 11.2, Section 10.2, and Section 10.3, and any other remedies available to the Parties at Law or in equity for breaches of provisions of this Agreement other than Article 5, Article 6, Article 7 and Article 12, EACH OF SELLERS AND PURCHASER RELEASE, REMISE AND FOREVER DISCHARGE THE OTHER AND ITS AFFILIATES AND ALL SUCH PARTIES’ OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS AND OTHER REPRESENTATIVES FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH SUCH PARTIES MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO OR ARISING OUT OF (i) THIS AGREEMENT, (ii) SELLERS’ OWNERSHIP, USE OR OPERATION OF THE ASSETS OR (iii) THE CONDITION, QUALITY, STATUS OR NATURE OF THE ASSETS, INCLUDING, IN EACH SUCH CASE, RIGHTS TO CONTRIBUTION UNDER CERCLA OR ANY OTHER

ENVIRONMENTAL LAW, BREACHES OF STATUTORY OR IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES AND COMMON LAW RIGHTS OF CONTRIBUTION, RIGHTS UNDER AGREEMENTS BETWEEN SELLERS AND ANY PERSONS WHO ARE AFFILIATES OF SELLERS, AND RIGHTS UNDER INSURANCE MAINTAINED BY SELLERS OR ANY PERSON WHO IS AN AFFILIATE OF SELLERS, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON.
(f)    The indemnity of each Party provided in this Section 11.2 shall be for the benefit of and extend to each Person included in the Sellers Group and the Purchaser Group, as applicable. Any claim for indemnity under this Section 11.2 by any Third Party must be brought and administered by a Party to this Agreement. No Indemnified Person (including any Person within the Sellers Group and the Purchaser Group) other than the Parties shall have any rights against either Sellers or Purchaser under the terms of this Section 11.2 except as may be exercised on its behalf by Purchaser or Sellers’ Representative as applicable, pursuant to this Section 11.2(d). The Parties may elect to exercise or not exercise indemnification rights under this Section 11.2(d) on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section 11.2(d). Sellers’ Representative shall have the authority to give and receive notices under this Article 11 on behalf of Sellers, and such notices shall be binding on Sellers, but no other action or failure to act of Sellers’ Representative shall bind Sellers or constitute a waiver by Sellers of any right hereunder.
Section 11.3    Indemnification Actions. All claims for indemnification under Section 11.2 shall be asserted and resolved as follows:
(a)    For purposes hereof, (i) the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person or Persons having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 11 and (ii) the term “Indemnified Person” when used in connection with particular Damages shall mean the Person or Persons having the right to be indemnified with respect to such Damages by another Person or Persons pursuant to this Article 11.
(b)    To make a claim for indemnification under Section 11.2, an Indemnified Person shall notify the Indemnifying Person of its claim under this Section 11.3, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Person (a “Third Person Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third Person Claim and shall enclose a copy of all papers (if any) served with respect to the Third Person Claim; provided that the failure of any Indemnified Person to give notice of a Third Person Claim as provided in this Section 11.3 shall not relieve the Indemnifying Person of its obligations under Section 11.2 except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Third Person Claim or otherwise prejudices the Indemnifying Person’s ability to defend against the Third Person Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.
(c)    In the case of a claim for indemnification based upon a Third Person Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Third Person Claim under this Article 11. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be conclusively deemed to have denied such indemnification obligation hereunder. The Indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.
(d)    If the Indemnifying Person admits its obligation, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Person Claim. The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Third Person Claim that the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may at its own expense participate in, but not control, any defense or settlement of any Third Person Claim controlled by the Indemnifying Person pursuant to this Section 11.3(d). An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Third Person Claim or consent to the entry of any judgment with respect thereto which (i) does not result in a final resolution of the Indemnified Person’s liability with respect to the Third Person Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person) or (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).
(e)    If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend or settle the Third Person Claim, then the Indemnified Person shall have the right to defend against the Third Person Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation and assume the defense of the Third Person Claim at any time prior to settlement or final determination thereof. If the Indemnifying Person has not yet admitted its obligation to provide indemnification with respect to a Third Person Claim, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation to provide indemnification with respect to the Third Person Claim and (ii) if its obligation is so admitted, reject, in its reasonable judgment, the proposed settlement. If the Indemnified Person settles any Third Person Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation in writing and assumed the defense of a Third Person Claim, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.

(f)    In the case of a claim for indemnification not based upon a Third Person Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such indemnification. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period that it has cured the Damages or that it disputes the claim for such indemnification, the Indemnifying Person shall be deemed to have disputed such claim for indemnification.
Section 11.4    Limitation on Actions.
(a)    The representations and warranties of the Parties in Article 5 and Article 6 and the covenants and agreements of the Parties in Article 7 and the corresponding representations and warranties given in the certificates delivered at Closing pursuant to Section 9.2(b) and Section 9.3(b), as applicable, shall survive the Closing for a period of twelve (12) months (unless a shorter period is expressly provided within the applicable Section), except that (i) the representations, warranties and acknowledgements, as applicable, in Section 5.2, Section 5.3, Section 5.4, Section 5.6, Section 6.2, Section 6.3, Section 6.4, and Section 6.14 shall survive indefinitely, (ii) the representations and warranties in Section 5.10, Section 5.12 and Section 5.15 and the covenants in Section 7.4 shall survive the Closing for a period of twenty-four (24) months (iii) the representations and warranties in Section 5.11 shall survive Closing until sixty (60) days after the expiration of the applicable statute of limitations (including extension) for the subject Taxes and (iv) the covenants and agreements, as applicable, in Section 7.1(e), Section 7.3, Section 7.6, Section 7.7 and Section 7.10 shall survive indefinitely. The remainder of this Agreement (including the disclaimers in Section 5.21) shall survive the Closing without time limit except (A) as may otherwise be expressly provided herein and (B) for the covenants and agreements contained in Article 12, which shall survive Closing until sixty (60) days after the expiration of the applicable statute of limitations (including extension) for the subject Taxes. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.
(b)    The indemnities in Section 11.2(a)(ii), Section 11.2(a)(iii), Section 11.2(b)(i) and Section 11.2(b)(ii) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date. The indemnities in Section 11.2(a)(i), Section 11.2(b)(iii), Section 11.2(b)(iv) and Section 11.2(b)(v) shall continue without time limit.
(c)    No Seller shall have any liability for any indemnification under Section 11.2(b)(i) or Section 11.2(b)(ii) (other than in respect to claims relating to a breach of a representation or warranty in Section 5.10, Section 5.11, Section 5.12, Section 5.15 or a breach of a covenant or agreement in Section 7.4 or Article 12), until and unless the aggregate amount of the liability for all Damages for which Claim Notices are delivered by Purchaser therefor exceeds two and one-half percent (2.5%) of the applicable Unadjusted Purchase Price for such Seller, and then only to the extent such Damages exceed two and one-half percent (2.5%) of the applicable Unadjusted Purchase Price for such Seller. Purchaser shall not have any liability for any indemnification under

Section 11.2(a)(ii) (other than with respect to claims relating to a breach of a covenant or agreement in Article 12) or Section 11.2(a)(iii) until and unless the aggregate amount of the liability for all Damages for which Claim Notices are delivered by Sellers therefor exceeds two and one-half percent (2.5%) of the Aggregate Unadjusted Purchase Price, and then only to the extent such Damages exceed two and one-half percent (2.5%) of the Aggregate Unadjusted Purchase Price.
(d)    Except with respect to liability for indemnification under Section 11.2(b)(i) with respect to breaches of covenants and agreements under Article 12, Section 11.2(b)(iii), Section 11.2(b)(iv), or Section 11.2(b)(v) no Seller shall be required to indemnify the Purchaser Group under this Article 11 for aggregate Damages in excess of ten percent (10%) of such Seller’s applicable Unadjusted Purchase Price.
(e)    The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 11 shall be reduced by (i) the amount of insurance proceeds realized by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates) and (ii) an amount equal to the amount of any net Tax benefit actually realized by the Indemnified Person or its Affiliates as a result of such Damages in the year such Damages are incurred.
(f)    Purchaser shall not be entitled to indemnification or any other remedy under this Agreement with respect to any Damages or other liability, loss, cost, expense, claim, award or judgment to the extent attributable to or arising out of the actions of Purchaser or Helis as operator of any of the Properties.
(g)    Notwithstanding anything in this Agreement to the contract, in no event shall (i) any Indemnified Person be entitled to duplicate compensation with respect to the same Damage, liability, loss, cost, expense, claim, award or judgment under more than one provision of this Agreement and the various documents delivered in connection with the Closing, (ii) any Person be entitled to indemnification hereunder with respect to a breach by an Indemnifying Person of any of the representations, warranties or covenants made or agreed to by such Indemnifying Person hereunder of which such Person had actual knowledge prior to the Closing Date, and (iii) Purchaser be required to indemnify any Seller (together with the members of the Sellers Group related to such Seller) for more than such Seller’s applicable Seller’s Interest Percentage of any Damages relating to an indemnification claim hereunder.
ARTICLE 12
TAX MATTERS
Section 12.1    Tax Filings.
Purchaser and each Seller acknowledge that from the Effective Time through the Closing Date, Helis (or, if applicable, other designated operator) shall be responsible for filing with the Taxing authorities the applicable Tax Returns for all Asset Taxes relating to the Assets in which such Seller has an interest that are required to be filed on or before the Closing Date and paying the Taxes reflected on all such Tax Returns as due and owing (provided that to the extent such Taxes relate to the periods from and after the Effective Time, as determined pursuant to Section 12.2, promptly following a Seller’s request (and in accordance with Section 12.2), Purchaser shall pay to such Seller its share of any such Taxes, but only to the extent that such amounts have not already been accounted for under Section 3.3 and have actually been paid by such Seller to the applicable Governmental Body or designated operator). Purchaser (or, if applicable, other designated operator) shall be responsible for the filing with the appropriate Taxing authorities the applicable Tax Returns for all Asset Taxes that are required to be filed after the Closing Date and paying the Taxes reflected on such Tax Returns as due and owing (provided that to the extent such Taxes relate to the periods before the Effective Time, as determined pursuant to Section 12.2, promptly following Purchaser’s request provided to the Sellers’ Representative (and in accordance with Section 12.2), the applicable Seller(s) shall pay to Purchaser any such Taxes, but only to the extent that such amounts have not already been accounted for under Section 3.3 and have actually been paid by Purchaser to the applicable Governmental Body or designated operator); provided, however, that in the event that Helis (or other designated operator) is required by applicable Tax Law to file a Tax Return with respect to Asset Taxes after the Closing Date that includes all or a portion of a Tax period for which Purchaser is liable for such Taxes, Helis (or other designated operator) shall file such Tax Return and shall pay the Taxes reflected on such Tax Return as due and owing, and promptly following a Seller’s request (and in accordance with Section 12.2), Purchaser shall pay to such Seller its share of all such Taxes allocable to the period or portion thereof beginning at or after the Effective Time, as determined pursuant to Section 12.2 (but only to the extent that such amounts have not already been accounted for under Section 3.3 and have actually been paid by such Seller to the applicable Governmental Body or designated operator), but only if such Taxes arise out of the filing of an original return. Each Seller shall be entitled to its share of all Tax refunds that relate to any Taxes relating to the Assets in which such Seller has an interest allocable to any Tax period, or portion thereof, ending before the Effective Time. Notwithstanding anything to the contrary (including Section 2.4(g)), to the extent that a Seller or Purchaser receives any Tax refund to which such Seller or Purchaser (as the case may be) is entitled, such Seller or Purchaser (as the case may be) shall immediately pay such amount to the other Party to the extent the Adjusted Purchase Price has not been increased pursuant to Section 3.3 on account thereof.
Section 12.2    Current Tax Period Taxes. Asset Taxes assessed against the Assets with respect to the Tax period in which the Effective Time occurs (the “Current Tax Period”), but excluding severance production or similar Taxes that are based on quantity of or the value of production of Hydrocarbons and sales and use Taxes, shall be apportioned between the Parties as of the Effective Time with (a) the applicable Seller being obligated to pay a proportionate share of the actual amount of such Taxes for the Current Tax Period determined by multiplying such actual Taxes by a fraction, the numerator of which is the number of days in the Current Tax Period prior to the Effective Time and the denominator of which is the total number of days in the Current Tax Period and (b) Purchaser being obligated to pay a proportionate share of the actual amount of such Taxes for the Current Tax Period determined by multiplying such actual Taxes by a fraction, the numerator of which is the number of days (including the Closing Date) in the Current Tax Period at and after the Effective Time and the denominator of which is the total number of days in the Current Tax Period. As described in Section 2.4(g), severance, production and similar Taxes that are based on quantity of or the value of production of Hydrocarbons shall be apportioned between the applicable Seller and Purchaser based on the number of units or value of production actually produced or sold, as applicable, before, and at or after, the Effective Time. Sales and use Taxes shall be apportioned between the Parties based on transactions occurring before, and at or after, the Effective Time. In the event that Purchaser or a Seller makes any payment (directly or indirectly) for which it is entitled to reimbursement under this Article 12, the applicable Party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of the reimbursement.
Section 12.3    Tax Indemnity. From and after Closing, each Seller shall (on a several and not a joint and several basis and in proportion among the relevant Seller(s) equal to such Seller(s)’ Seller’s Interest Percentage), in proportion to each Seller’s applicable Seller’s Interest Percentage in the Assets affected (except in the case of Taxes described in subparagraph (iii), below, which shall be borne solely by the applicable Seller), indemnify, defend and hold harmless the Purchaser Group from and against all Damages incurred, suffered by or asserted against such Persons that are caused by or arising out of (i) Asset Taxes for which Sellers are responsible pursuant to Section 12.1 or Section 12.2, (ii) any Asset Taxes not described in (i) that are attributable to the ownership or operation of the Assets prior to the Effective Time; and (iii) any other Taxes (other than Asset Taxes) imposed on a Seller or for which a Seller is otherwise liable.
Section 12.4    Characterization of Certain Payments. The Parties agree that any payments made pursuant to this Article 12, Article 11, Section 2.4 or Section 9.4 shall be treated for all Tax purposes as an adjustment to the Unadjusted Purchase Price unless otherwise required by Law.
Section 12.5    Withholding Taxes. All payments due to each Seller under this Agreement shall be made net of any applicable deduction or withholding for or on account of any Tax provided, however, that Purchaser shall provide at least ten (10) days’ notice to Sellers’ Representative if any such amounts will be withheld. In the event Purchaser is required to withhold or deduct an amount for or on account of Tax from any payment due under this Agreement, the amount deducted or withheld shall be treated as paid to the applicable Seller for all purposes of this Agreement.
ARTICLE 13
MISCELLANEOUS
Section 13.1    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. A Party’s delivery of an executed counterpart signature page by facsimile (or email) is as effective as executing and delivering this Agreement in the presence of the other Party. Purchaser and any Seller executing counterparts of this Agreement shall be bound regardless whether any other Seller executes a counterpart, except that Purchaser shall not be bound with respect to any Seller until Black Hills and UPC have executed and delivered their signature pages to this Agreement.
Section 13.2    Notice. All notices and other communications that are required or may be given pursuant to this Agreement must be given in writing, in English and delivered personally, by courier, by facsimile or by registered or certified mail, postage prepaid, as follows:
If to Sellers:

For those matters for which Sellers’ Representative is expressly authorized under this Agreement to give or receive notices on behalf of Sellers:

Contact                    Copy
Unit Petroleum Company            Unit Petroleum Company
7130 South Lewis, Suite 1000        7130 South Lewis, Suite 1000
Tulsa, Oklahoma 74136            Tulsa, Oklahoma 74136
Attn: Michael Earl                Attn: Josh Dickens
Facsimile: 918-493-7711            Facsimile: 918-496-6302
Email: michael.earl@unitcorp.com        Email: josh.dickens@unitcorp.com

For all other matters, to the above, and, as applicable:

Contact                    Copy
Black Hills Exploration And Production    Black Hills Exploration And Production
1515 Wynkoop Street, Suite 500        1515 Wynkoop Street, Suite 500
Denver, Colorado 80202            Denver, Colorado 80202
Attn: John H. Benton                Attn: Carleton Ekberg
Facsimile: 303-566-3345            Facsimile: 720-210-1301
Email: john.benton@blackhillscorp.com    Email: carleton.ekberg@blackhillscorp.com

Sundance Energy                Hogan Lovells
633 17th Street, Suite 1950            1200 Seventeenth Street, Suite 1500
Denver, Colorado 80202            Denver, Colorado 80202
Attn: Eric McCrady                Attn: Howard L. Boigon
Facsimile: 303-543-5701            Facsimile: 303-899-7333

Highline Exploration, Inc.            Highline Exploration, Inc.
100 Towncenter Blvd., Suite 302        P.O. Box 20057
Tuscaloosa, AL 35406            Tuscaloosa, AL 35402
Attn: Gary Cox                Attn: Mike Farrens
Facsimile: 205-752-3977            Facsimile: 205-752-3977
Email: gcox@hexpl.com            Email: mfarrens@bellsouth.net

Houston Energy, L.P.
1415 Louisiana, Suite 2400
Houston, Texas 77002
Attn: Ronald E. Neal
Facsimile: (713) 650-8305

Nisku Royalty, LP
100 N. 27th Street, Suite 400
Billings, MT 59101
Attn: Frank B. Haughton, Jr.

Facsimile: (406) 245-1615

Empire Oil Company
PO Box 1835
510 2nd Street West
Williston, ND 58801
Attn: William R. LaCrosse
Fascimile: (701) 774-3537
Email: bill@empireoil.net

Kent M. Lynch
121 8th St West
Williston, ND 58801
Attn: Kent M. Lynch
Facsimile: (701) 774-0541
Email: mclynch@midco.net

If to Purchaser:

QEP Resources, Inc.
Independence Plaza
1050 17th Street, Suite 500
Denver, CO 80265
Attn: Austin Murr, VP – Land and Business Development
Facsimile: 303-573-0307
Email: Austin.murr@qepres.com

With a copy (which shall not constitute notice) to:
QEP Resources, Inc.
Independence Plaza
1050 17th Street, Suite 500
Denver, CO 80265
Attn: Abigail L. Jones, Vice President Compliance, and Corporate Secretary
Facsimile: 866.400.8834
Abby.jones@qepres.com

Either Party may change its address for notice by notice to the other Party in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

Section 13.3    Tax, Recording Fees, Similar Taxes & Fees.
(a)    Purchaser shall bear any sales, use, excise, real property transfer, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby. If such transfers or transactions are exempt from any such Taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, the Party required to furnish such certificate or evidence will timely furnish such certificate or evidence to the other Party or the appropriate Government Body. The Parties anticipate that the transfer of tangible personal property contemplated hereby, if any, is exempt from North Dakota sales and use Taxes as a casual or occasional sale pursuant to North Dakota Sales Tax Rule 81-04.1-01-16.
(b)    Except as otherwise provided herein, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.
Section 13.4    Governing Law; Jurisdiction.
(A)    THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
(B)    THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN HARRIS COUNTY, TEXAS (OR, IF REQUIREMENTS FOR FEDERAL JURISDICTION ARE NOT MET, STATE COURTS LOCATED IN HARRIS COUNTY, TEXAS) AND APPROPRIATE APPELLATE COURTS THEREFROM FOR THE RESOLUTION OF ANY DISPUTE, CONTROVERSY, OR CLAIM ARISING OUT OF OR IN RELATION TO THIS AGREEMENT, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH DISPUTE, CONTROVERSY OR CLAIM MAY BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE, CONTROVERSY OR CLAIM BROUGHT IN ANY SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE, CONTROVERSY OR CLAIM. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.
(C)    EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 13.5    Waivers. Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by such Party and expressly identified as a waiver, but not in any other manner. No waiver of, consent to a change in, or any delay in timely exercising any rights arising from, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
Section 13.6    Assignment. No Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the Sellers’ Representative in the case of an assignment by Purchaser and of Purchaser in the case of an assignment by a Seller (which consent may be withheld for any reason) and any assignment or delegation made without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.
Section 13.7    Entire Agreement. This Agreement (including, for purposes of certainty, the Appendix, Exhibits and Schedules attached hereto), the documents to be executed hereunder constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.
Section 13.8    Amendment. This Agreement may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification.
Section 13.9    No Third Party Beneficiaries. Nothing in this Agreement shall entitle any Person other than Purchaser and Sellers to any claims, cause of action, remedy or right of any kind, except the rights expressly provided in Section 4.2(f), Section 7.1(e) and Section 11.2 to the Persons described therein.
Section 13.10    Construction. The Parties acknowledge that (a) the Parties have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arms-length negotiations from equal bargaining positions and (c) the Parties and their respective counsel participated in the preparation and negotiation of this Agreement. Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.
Section 13.11    Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT IN CONNECTION WITH ANY DAMAGES INCURRED BY THIRD PARTIES FOR WHICH INDEMNIFICATION IS SOUGHT UNDER THE TERMS OF THIS AGREEMENT, NONE OF PURCHASER, SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE ENTITLED TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND, EXCEPT AS OTHERWISE PROVIDED IN THIS SENTENCE, EACH OF PURCHASER AND

SELLERS, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY EXPRESSLY WAIVES ANY RIGHT TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 13.12    Recording. As soon as practicable after Closing, Purchaser shall record the Assignments and other assignments, if any, delivered at Closing in the appropriate counties as well as with any appropriate governmental agencies and provide Sellers’ Representative with copies of all recorded or approved instruments.
Section 13.13    Conspicuous. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.
Section 13.14    Time of Essence. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.
Section 13.15    Delivery of Records. Each Seller, at Purchaser’s cost and expense, shall deliver the Records to Purchaser within ten (10) days following Closing.
Section 13.16    Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement that is manifestly unjust.
Section 13.17    Specific Performance. The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and the Parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy available at law or in equity, subject to Section 10.3.
Section 13.18    Like-Kind Exchange.     Each of Sellers and Purchaser agree that the other Party may elect to treat the acquisition or sale of the Assets or any portion thereof as an exchange of like-kind property under Section 1031 of the Code (“Exchange”). The applicable Seller and Purchaser each agrees to use reasonable efforts to cooperate with the other Party in the completion of such an Exchange including an Exchange subject to the procedures outlined in Treasury Regulation Section 1.1031(k)-1 and/or IRS Revenue Procedure 2000-37, 2000-2 C.B. 308 (as modified by IRS Revenue Procedure 2004-51, 2004-2 C.B. 294). Each of Sellers and Purchaser shall have the right at any time prior to Closing to assign its rights under this Agreement to a qualified intermediary (as that term is defined in Treasury Regulation Section 1.1031(k)-1(g)(4)(iii)) or an exchange accommodation titleholder (as that term is defined in IRS Revenue Procedure 2000-37, 2000-2 C.B. 308) to effect an Exchange. In connection with any such Exchange, any exchange accommodation title holder shall have taken all steps necessary to own the relevant Assets under applicable Law. Each of Sellers and Purchaser acknowledges and agrees that neither an assignment of a Party’s rights under this Agreement nor any other actions taken by a Party or any other Person in connection with the Exchange shall release either Party from, or modify, any of their respective liabilities and obligations (including indemnity obligations to each other) under this Agreement, and neither Sellers nor Purchaser makes any representations as to any particular tax treatment that may be afforded to the other Party by reason of such assignment or any other actions taken in connection with the Exchange. Any Party electing to treat the acquisition or sale of the Assets as an Exchange shall be obligated to pay all additional costs incurred hereunder as a result of the Exchange, and in consideration for the cooperation of the other Party, the Party electing Exchange treatment shall agree to pay all costs associated with the Exchange and to indemnify and hold such other Party and its Affiliates, officers, directors, partners, members, employees, and agents harmless from and against any and all liabilities and Taxes arising out of, based upon, attributable to or resulting from the Exchange or transactions or actions taken in connection with the Exchange that would not have been incurred by the other Party but for the electing Party’s Exchange election.
[Signature page follows]
IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.
SELLERS:

UNIT PETROLEUM COMPANY

By:	/s/ Mark E. Schell
Name:	Mark E. Schell
Title:	Senior Vice President

SELLERS:

BLACK HILLS EXPLORATION AND PRODUCTION, INC.

By:	/s/ David R. Emery
Name:	David R. Emery
Title:	Chairman, President and CEO

SELLERS:

SUNDANCE ENERGY, INC.

By:	/s/ Eric McCrady
Name:	Eric McCrady
Title:	CEO

SELLERS:

HIGHLINE EXPLORATION, INC.

By:	/s/ Michael J. Farrens
Name:	Michael J. Farrens
Title:	President

SELLERS:

HOUSTON ENERGY, L.P.
By: MKD Investments, LLC, its General Partner

By:	/s/ Ronald E. Neal
Name:	Ronald E. Neal
Title:	President

SELLERS:

NISKU ROYALTY, LP

By: FH Petroleum Corp., General Partner of Nisku Royalty, LP

By:	/s/ Frank B. Haughton, Jr.
Name:	Frank B. Haughton, Jr.
Title:	President

SELLERS:

EMPIRE OIL COMPANY

By:	/s/ William R. LaCrosse
Name:	William R. LaCrosse
Title:	President

SELLERS:

KENT M. LYNCH

By:	/s/ Kent M. Lynch
Name:	Kent M. Lynch

PURCHASER:

QEP ENERGY COMPANY

By:	/s/ Chuck B. Stanley
Name:	Chuck B. Stanley
Title:	Chairman, President and Chief Executive Officer

SELLERS REPRESENATIVE

Acknowledged and agreed
as of the date first written above:

UNIT PETROLEUM COMPANY

By:	/s/ Mark E. Schell
Name:	Mark E. Schell
Title:	Senior Vice President

APPENDIX A
ATTACHED TO AND MADE A PART OF THAT CERTAIN
PURCHASE AND SALE AGREEMENT, DATED AS OF AUGUST 23, 2012, BY AND BETWEEN SELLERS AND PURCHASER

DEFINITIONS
“Actual Knowledge” has the meaning set forth in Section 5.1(a).
“Adjusted Purchase Price” has the meaning set forth in Section 3.3.
“AFEs” means authorization for expenditures issued pursuant to a Contract.
“Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person.
“Aggregate Adjusted Purchase Price” has the meaning set forth in Section 3.3.
“Aggregate Benefit Deductible” has the meaning set forth in Section 4.5(b)(ii).
“Aggregate Defect Deductible” has the meaning set forth in Section 4.5(b)(i).
“Aggregate Unadjusted Purchase Price” hast the meaning set forth in Section 3.1.
“Agreement” has the meaning set forth in the preamble of this Agreement.
“Allocated Value” has the meaning set forth in Section 3.4.
“Arbitration Decision” has the meaning set forth in Section 4.4(d).
“Assignment” means the Assignment, the form of which is attached hereto as Exhibit B.
“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use, or similar taxes (including any interest, fine, penalty or additions to tax imposed by a Governmental Body in connection with such taxes) based upon operation or ownership of the Assets or the production of Hydrocarbons from the Assets; but excluding, for the avoidance of doubt, income, capital gains or franchise taxes.
“Assets” has the meaning set forth in Section 2.2.
“Assumed Purchaser Obligations” means (i) all obligations and liabilities (including Environmental Liabilities), known or unknown, with respect to or arising from the Assets, regardless of whether such obligations or liabilities arose prior to, at or after the Effective Time, including obligations and liabilities relating in any manner to the condition, use, ownership or operation of the Assets, including obligations to (a) furnish makeup gas and settle Imbalances attributable to the Assets according to the terms of applicable gas sales, processing, gathering or transportation Contracts,

(b) pay working interests, royalties, overriding royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons produced from the Assets, (c) pay the proportionate share attributable to the Assets to properly plug and abandon any and all Wells, including temporarily abandoned Wells, (d) pay the proportionate share attributable to the Assets to dismantle or decommission and remove any property and other property of whatever kind related to or associated with operations and activities conducted by whomever on the Assets, (e) pay the proportionate share attributable to the Assets to abandon, clean up, restore and remediate the premises covered by or related to the Assets in accordance with applicable agreements and Laws and (f) pay the proportionate share attributable to the Assets to perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and the Contracts, or as required by any Law including the payment of all Taxes for which Purchaser is responsible hereunder and (ii) the matters set forth on Schedule 11.1; but excluding, in all such instances, (A) prior to the Cut-off Date, matters that are the bases for the downward adjustments set forth in Section 3.3(b), which will be exclusively settled and accounted for pursuant to the terms of Section 3.3(b) and Section 9.4; (B) matters for which Sellers are obligated to indemnify Purchaser pursuant to Section 11.2(b), limited, however to the extent of Sellers’ obligation to indemnify; (C) Asset Taxes for which Sellers are responsible pursuant to Article 12, (D) any Asset Taxes not described in (C) that are attributable to the ownership or operation of the Assets prior to the Effective Time; and (E) any other Taxes (other than Asset Taxes) imposed on a Seller or for which a Seller is otherwise liable.
“Black Hills” has the meaning set forth in the preamble of this Agreement.
“Business Day” means each calendar day except Saturdays, Sundays, and federal holidays.
“Casualty Loss” has the meaning set forth in Section 4.7(a).
“Central Time” means the central time zone of the United States of America.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.
“Claim Notice” has the meaning set forth in Section 11.3(b).
“Closing” has the meaning set forth in Section 9.1.
“Closing Date” has the meaning set forth in Section 9.1.
“Closing Payment” has the meaning set forth in Section 9.4(b).
“Closing Seller” has the meaning set forth in Section 9.3.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Commercially Reasonable Efforts” means reasonable efforts of a Party under existing circumstances; provided, however, that such efforts shall not include the incurring of any liability or obligation or the payment of any money (unless Purchaser has agreed to pay such costs).

“Confidentiality Restrictions” has the meaning set forth in Section 7.3(b).
“Contracts” has the meaning set forth in Section 2.2(f).
“Control” means the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise. The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.
“COPAS” has the meaning set forth in Section 2.5(a).
“Cure Period” has the meaning set forth in Section 4.2(b).
“Current Tax Period” has the meaning set forth in Section 12.2.
“Customary Post-Closing Consents” means the consents and approvals from Governmental Bodies for the transfer of the Assets to Purchaser that are customarily obtained after the transfer of properties similar to the Assets.
“Cut-off Date” has the meaning set forth in Section 3.3.
“Damages” means the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Person (to be indemnified under this Agreement) arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims (including contractual indemnity claims), torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the reasonable costs of investigation and monitoring of such matters, and the reasonable costs of enforcement of the indemnity; provided, however, that the term “Damages” shall not include (i) loss of profits or other consequential damages suffered by the Party claiming indemnification, or any punitive damages (except as otherwise provided herein), (ii) any liability, loss, cost, expense, claim, award or judgment to the extent resulting from or to the extent increased by the actions or omissions of any Indemnified Person after the Closing Date and (iii) only in the case of claims under Section 11.2(a)(iii) or Section 11.2(b)(ii) (other than those claims relating to a breach of a representation or warranty in Section 5.11), any liability, loss, cost, expense, claim, award or judgment that does not individually exceed the applicable Seller’s Interest Percentage of $50,000 with respect to a claim against such Seller.
“Defensible Title” means that title of each Seller with respect to the Units (to all depths except for any depth limitations set forth on Exhibit A-1 or that would result from the application of horizontal Pugh clauses after September 30, 2012) that, except for and subject to the Permitted Encumbrances:

(i)
entitles such Seller to receive Hydrocarbons within, produced, saved and marketed from such Units (after satisfaction of all royalties, overriding royalties, net profits interests or other similar burdens paid to Third Parties on or measured by production of Hydrocarbons, hereinafter “Net Revenue Interest”) of not less than the Net Revenue Interest for such Seller on Schedule 3.4 for the Units, as applicable, except for (a) decreases in connection with those operations in which such Seller may be a nonconsenting co-owner, (b) decreases resulting from the reversion of interests to co-owners with operations in which such co-owners elected not to consent, (c) decreases resulting from the establishment or amendment of involuntary pools or units, (d) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under-deliveries and (e) as otherwise for such Seller Schedule 3.4;

(ii)
obligates such Seller to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, of each Unit not greater than the working interest shown therefor on Schedule 3.4 for such Units, without future increase, except for (a) increases that are accompanied by at least a proportionate increase in such Seller’s Net Revenue Interest, (b) increases resulting from contribution requirements with respect to defaults by co-owners under the applicable operating agreement and (c) as otherwise shown on Schedule 3.4; and

(iii)	is free and clear of liens, encumbrances, obligations, or defects.
“Deposit” has the meaning set forth in Section 3.1.
“Disputed Defect” has the meaning set forth in Section 4.2(b).
“Disputed Title Matters” has the meaning set forth in Section 4.4.
“Dollars” means U.S. Dollars.
“Effective Time” has the meaning set forth in Section 2.4(a).
“Environmental Cure Period” has the meaning set forth in Section 4.2(e)(i)(E).
“Environmental Defect” means (i) any written notice from a Governmental Body asserting or alleging a violation of an Environmental Law attributable to the use, ownership or operation of the Assets, (ii) a condition on or affecting an Asset that violates an Environmental Law, (iii) a condition on or affecting an Asset with respect to which remedial or corrective action is required under Environmental Law and (iv) any other Environmental Liability.
“Environmental Defect Hold-Back Property” has the meaning set forth in Section 4.2(e)(i).
“Environmental Laws” means, as the same have been amended to the Execution Date, CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all similar Laws as of the Execution Date of any Governmental Body having jurisdiction over the property in question addressing pollution or protection of the environment and all regulations implementing the foregoing that are applicable to the operation and maintenance of the Assets.
“Environmental Liabilities” means any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties,

fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body or court of competent jurisdiction to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws that are attributable to the ownership or operation of the Assets or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws that are attributable to the ownership or operation of the Assets.
“Equipment” has the meaning set forth in Section 2.2(h).
“Escrow Account” has the meaning set forth in Section 3.1.
“Escrow Agent” has the meaning set forth in Section 3.1.
“Escrow Agreement” has the meaning set forth in Section 3.1.
“Exchange” has the meaning set forth in Section 13.18.
“Excluded Assets” means, with respect to each Seller, such Seller’s interests in the following, (i) the amounts to which Seller is entitled pursuant to Section 3.3(a), (ii) the Excluded Records, (iii) the Reassigned Properties, (iv) all claims and causes of action of such Seller arising under or with respect to any Contract for which such Seller is otherwise required to provide indemnification to Purchaser hereunder, (v) all rights and interests of such Seller (a) under any policy or agreement of insurance or indemnity agreement, (b) under any bond and (c) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omission or events, or damage to or destruction of property prior to the Effective Time or matters for which such Seller is otherwise required to provide indemnification to Purchaser hereunder, (vi) any Leased Assets that are not transferred to Purchaser at Closing, (vii) all claims of such Seller for refunds of, credits attributable to, or loss carryforwards with respect to (a) Asset Taxes attributable to any period (or portion thereof) prior to the Effective Time, (b) income, franchise and similar Taxes of such Seller or for which such Seller is otherwise liable or (c) any Taxes attributable to the other Excluded Assets, (viii) all geophysical and other seismic and related technical data and information relating to the Assets the transfer of which is restricted by its terms (unless such data is transferable with the payment of a fee or other consideration and Purchaser has agreed in writing to pay such fee or other consideration) or applicable Law, (ix) all data and Contracts that cannot be disclosed to Purchaser as a result of confidentiality arrangements under agreements with Third Parties (provided that such Seller uses its Commercially Reasonable Efforts to obtain a waiver of any such confidentiality restriction), (x) any of the Assets excluded from the transactions contemplated hereunder pursuant to Section 4.2, Section 4.6 or Section 4.7, (xi) the Retained ORRIs, and (xii) the Excluded Mineral Interests.
“Excluded Defect” has the meaning set forth in the definition of “Title Defect” in this Appendix A.

“Excluded Mineral Interests” means certain fee mineral interest in the tracts described below that are owned by the Parties listed beside each:
Tract        Owner(s)            Tract Description

Tract 1        Highline Exploration, Inc.    T149N, R95W, 5th P.M.
Nisku Royalty, L.P.,        Section 1:    Lot 2
Empire Oil Company        Section 2:    Lot 1, SENE
Kent M. Lynch        T150N, R95W, 5th P.M.
Section 35:    SE

Tract 2        Empire Oil Company        T149N, R95W, 5th P.M.
Section 26:    S/2SW, W/2SE
Section 27:    S/2NW, SW, S/2SE
Section 34:    N/2
Section 35:    NW

Tract 3        Nisku Royalty, L.P.        T150N, R95W, 5th P.M.
Section 30:    SWNW

These interests shall continue to be subject to all oil and gas leases or other agreements presently in force, subject to the terms thereof.

“Excluded Records” means with respect to each Seller (i) all corporate, financial, income and franchise Tax and legal records of such Seller that relate to such Seller’s business generally (whether or not relating to the Assets), (ii) any records to the extent disclosure or transfer is restricted by any Third Party license agreement or other Third Party agreement and for which a waiver has not been obtained; provided that such Seller has used Commercially Reasonable Efforts to request and obtain a waiver of the same from such Third Party, and to the extent such disclosure or transfer is restricted by applicable Law, (iii) computer software, (iv) all legal records and legal files of such Seller and all other work product of and attorney-client communications with any of such Seller’s legal counsel (other than copies of (a) title opinions, (b) Contracts and (c) records and files with respect to any previous litigation matters), (v) personnel records, (vi) records relating to the sale of the Assets, including bids received from and records of negotiations with Third Parties and (vii) any records with respect to the other Excluded Assets.
“Execution Date” has the meaning set forth in preamble of this Agreement.
“Existing Sundance Mortgage” means the Mortgage, Assignment, Security Agreement, Fixture Filing, and Financing Statement dated July 18, 2011, from Sundance Energy, Inc. to BOKF, NA dba Bank of Oklahoma (successor by merger to Bank of Oklahoma, NA), as Agent, recorded July 28, 2011 in McKenzie County, North Dakota, document No. 420693, in Williams County, North Dakota, on July 29, 2011, document 715963, with the Colorado Secretary of State, file no. 20112029556, among other places, as amended by First Supplement to Mortgage, Assignment,

Security Agreement, Fixture Filing, and Financing Statement dated May 24, 2012, recorded June 5, 2012 in McKenzie County, North Dakota, document No. 434762, and in Williams County, North Dakota, on June 6, 2012, document 736036, among other places.
“Filings” has the meaning set forth in Section 7.10.
“Final Disputed Title Matters” has the meaning set forth in Section 4.4(a).
“Final Settlement Statement Date” has the meaning set forth in Section 9.4(d).
“GAAP” means U.S. generally accepted accounting principles.
“Gathering Systems” has the meaning set forth in Section 2.2(d).
“Governmental Body” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, police, regulatory, taxing, importing or other governmental or quasi-governmental authority.
“Hazardous Substances” means any pollutants, contaminants, toxic or hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under any Laws, including asbestos-containing materials (but excluding any Hydrocarbons or NORM).
“Helis” means Helis Oil & Gas Company L.L.C.
“Helis Transaction” means the transactions contemplated by the Helis PSA.
“Helis PSA” means that certain Purchase and Sale Agreement by and between Helis and Purchaser dated September 23, 2012 covering the interests of Helis in the properties of which the Assets are a part.
“Helis PSS” has the meaning set forth in Section 9.4(a).
“Helis Transaction” means the transactions contemplated by the Helis PSA.
“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof.
“Imbalances” means any imbalance at the wellhead between the amount of Hydrocarbons produced from any of the Wells and allocated to the interests of the applicable Seller therein and the shares of production from the relevant Well to which such Seller was entitled, or at the pipeline flange (or inlet flange at a processing plant or similar location) between the amount of Hydrocarbons nominated by or allocated to such Seller and the Hydrocarbons actually delivered on behalf of such Seller at that point, including natural gas, oil and natural gas liquid products.

“Indemnified Person” has the meaning set forth in Section 11.3(a).
“Indemnifying Person” has the meaning set forth in Section 11.3(a).
“Individual Benefit Threshold” has the meaning set forth in Section 4.5(b)(ii).
“Individual Defect Threshold” has the meaning set forth in Section 4.5(b)(i).
“Intellectual Property” means patents, patent applications, trademarks, trademark registrations or applications therefor, trade names, service marks, service mark rights, logos, domain names, corporate names and associated goodwill, copyrights (including software), copyright registrations or applications therefor, trade secrets, know-how, processes, confidential business information, seismic rights, geological data, geophysical data, engineering data, maps, interpretations, and other confidential and proprietary information.
“Laws” means all Permits, statutes, rules, regulations, ordinances, orders, and codes of Governmental Bodies.
“Leased Assets” means all equipment, machinery, tools, fixtures, inventory, vehicles, office leases, furniture, office equipment and related peripheral equipment, computers, field equipment and related assets that are subject to or currently leased by Seller(s) or Operator for the benefit of Sellers, and used or held for use solely in connection with the operation of, or the production of Hydrocarbons from, the Properties.
“Leases” has the meaning set forth in Section 2.2(a).
“Letter-in-lieu of Transfer Order” means that certain Letter-in-lieu of Transfer Order, the form of which is attached hereto as Exhibit C.
“Material Adverse Effect” means any material adverse effect on (a) the ownership, operation or value of the Assets, as currently operated, taken as a whole, or (b) Sellers and their ability to consummate the transactions contemplated herein and to perform their obligations in connection therewith pursuant to the terms hereof; provided, however, that the term “Material Adverse Effect” (i) shall not include material adverse effects resulting from general changes in Hydrocarbon prices, general changes in industry, economic or political conditions or general changes in Laws or in regulatory policies and (ii) in the case of Section 6.5 only, shall not include the items referenced in clause (a) of this definition.
“Mountain Time” means the mountain time zone of the United States of America.
“Net Revenue Interest” has the meaning set forth in the definition of the term “Defensible Title” in this Appendix A.
“NORM” means naturally occurring radioactive material.
“Operator” means Helis Oil & Gas Company, L.L.C.

“ORRI Agreement” means that certain agreement between Nisku Royalty, LP, Highline Exploration, Inc., Empire Oil Company, Kent M. Lynch and Helis dated December 28, 2006, as amended.
“Party” and “Parties” have the meanings set forth in the preamble of this Agreement.
“Permits” means any permits, approvals or authorizations by, or filings with, Governmental Bodies.
“Permitted Encumbrances” means, in respect of each Seller, any or all of the following:
(i)    royalties and any overriding royalties, net profits interests, free gas arrangements, production payments, reversionary interests and other similar burdens on production to the extent that the net cumulative effect of such burdens does not reduce such Seller’s Net Revenue Interest below that shown in Schedule 3.4, or increase such Seller’s working interest above that shown in Schedule 3.4, without a proportionate increase in the Net Revenue Interest of such Seller;
(ii)    all unit agreements, pooling agreements, operating agreements, farmout agreements, Hydrocarbon production sales contracts, division orders and other contracts, agreements and instruments applicable to the Properties, to the extent that the net cumulative effect of such instruments does not reduce such Seller’s Net Revenue Interest below that shown in Schedule 3.4, or increase such Seller’s working interest above that shown in Schedule 3.4, without a proportionate increase in the Net Revenue Interest of such Seller;
(iii)    Preferential Rights, Third Party consents to assignment and similar transfer restrictions set forth on Schedule 5.16;
(iv)    liens for Taxes or assessments not yet due and payable or Taxes being contested in good faith by appropriate proceedings (and for which such Seller will remain responsible);
(v)    materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions;
(vi)    all rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the sale or conveyance of the Assets or interests therein if they are not required or customarily obtained in the region where the Assets are located prior to the sale or conveyance, including Customary Post-Closing Consents;
(vii)    excepting circumstances where such rights have already been triggered, rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;
(viii)    easements, rights-of-way, covenants, servitudes, Permits, surface leases and other rights in respect of surface operations which do not prevent or adversely affect operations as currently conducted on the Properties covered by the Assets;
(ix)    calls on production under existing Contracts set forth on Schedule 5.14;

(x)    gas balancing and other production balancing obligations, and obligations to balance or furnish make-up Hydrocarbons under Hydrocarbon sales, gathering, processing or transportation contracts to the extent reflected on Schedule 5.15 as of the Effective Time;
(xi)    all rights reserved to or vested in any Governmental Body to control or regulate any of the Assets in any manner or to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, and all obligations and duties under all applicable Laws of any such Governmental Body or under any franchise, grant, license or Permit issued by any Governmental Body;
(xii)    any lien, charge or other encumbrance on or affecting the Assets that is expressly waived, bonded or paid by Purchaser at or prior to Closing or that is discharged by such Seller at or prior to Closing;
(xiii)    any lien or trust arising in connection with workers’ compensation, unemployment insurance, pension or employment Laws or regulations;
(xiv)    the terms and conditions of the Leases, including any depth limitations or similar limitations that may be set forth therein;
(xv)    the Contracts set forth in Schedule 5.14;
(xvi)    any matters shown on Exhibit A-2; and
(xvii)    any other liens, charges, encumbrances, defects or irregularities that (a) do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the Assets subject thereto or affected thereby, (b) would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties in the region where the Assets are located and (c) do not reduce such Seller’s Net Revenue Interest below that shown in Schedule 3.4, or increase such Seller’s working interest above that shown in Schedule 3.4, without a proportionate increase in the Net Revenue Interest of such Seller.
“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Government Body or any other entity.
“Phase I Environmental Site Assessment” means an environmental site assessment performed pursuant to the American Society for Testing and Materials E1527 - 05, or any similar environmental assessment.
“Phase II Environmental Site Assessment” means a further assessment regarding a recognized environmental condition identified in Purchaser’s Phase I Environmental Site Assessment.
“Preferential Rights” has the meaning set forth in Section 4.6(b).
“Preliminary Settlement Statement” has the meaning set forth in Section 9.4(b).

“Prime Rate” means the rate of interest published from time to time as the “Prime Rate” in the “Money Rates” section of The Wall Street Journal.
“Properties” has the meaning set forth in Section 2.2(d).
“Property Costs” means (i) all operating and production expenses (including costs of insurance, rentals, shut-in payments and royalty payments; title examination and curative actions; Asset Taxes; and gathering, processing and transportation costs in respect of Hydrocarbons produced from the Properties) and capital expenditures (including bonuses, broker fees, and other lease acquisition costs, costs of drilling and completing wells and costs of acquiring equipment) incurred in the ownership and operation of the Assets in the ordinary course of business, (ii) general and administrative costs with respect to the Assets and (iii) overhead costs charged to the Assets under the applicable operating agreement.
“Public Announcement Restrictions” has the meaning set forth in Section 7.3(a).
“Purchase Price Allocation Schedule” has the meaning set forth in Section 3.2.
“Purchaser” has the meaning set forth in the preamble of this Agreement.
“Purchaser Group” means Purchaser, its current and former Affiliates, and each of their respective officers, directors, employees, agents, advisors and other Representatives.
“Purchaser’s Auditor” has the meaning set forth in Section 7.10.
“Reassigned Properties” means those certain of the Assets reconveyed, if any, from Purchaser to a Seller pursuant to Section 4.2(c) or Section 4.4.
“Records” means copies of any files, records, maps, information, and data, whether written or electronically stored, relating solely to the Assets, including: (i) land and title records (including abstracts of title, title opinions, and title curative documents); (ii) contract files; (iii) correspondence; (iv) operations, environmental, production, and accounting records; and (v) production, facility and well records and data; provided, however, that the term “Records” shall not include any of the foregoing items that are Excluded Assets and any information that cannot, without unreasonable effort or expense that Purchaser does not agree to undertake or pay, as applicable, be separated from any files, records, maps, information and data related to the Excluded Assets.
“Records Period” has the meaning set forth in Section 7.10.
“Remedy Deadline” has the meaning set forth in Section 4.2(b).
“Remedy Notice” has the meaning set forth in Section 4.2(b).
“Representatives” means (i) partners, employees, officers, directors, members, equity owners and counsel of a Party or any of its Affiliates or any prospective purchaser of a Party or an interest in a Party; (ii) any consultant or agent retained by a Party or the parties listed in subsection (i) above; and (iii) any bank, other financial institution or entity funding, or proposing to fund, such Party’s operations in connection with the Assets, including any consultant retained by such bank, other financial institution or entity.
“Retained ORRIs” means any overriding royalty interest burdening the Leases in favor of Highline Exploration, Inc., Nisku Royalty, LP, Empire Oil Company or Kent M. Lynch which has been duly recorded in the records of the county in which it is located including, but not limited to, those described on Exhibit D, provided however, that such overriding royalty interests in the aggregate with respect to a Lease shall not exceed the positive difference, if any, between twenty percent (20%) and all burdens existing as of the Closing on an 8/8ths basis on such Lease.
“Section 7.4 Updates” has the meaning set forth in Section 7.9(b).
“Securities Act” has the meaning set forth in Section 7.10.
“Seller Assets” has the meaning set forth in Section 2.2.
“Sellers” has the meaning set forth in the preamble of this Agreement.
“Seller’s Interest Percentage” means, in respect of each Seller, a percentage determined by (i) dividing such Seller’s Unadjusted Purchase Price, by (ii) the Aggregate Unadjusted Purchase Price for all Sellers under this Agreement. The Seller’s Interest Percentages are set forth on Schedule 3.1.
“Seller’s Title Defect Percentage” means, in respect to each Seller for a particular Unit or Asset (as applicable), a percentage determined by (i) dividing such Seller’s interest in such Unit or Asset, by (ii) the total interests of all the Sellers in such Unit or Asset.
“Sellers Group” means all Sellers, their current and former Affiliates, and each of their respective officers, directors, employees, agents, advisors and other Representatives (including, for the avoidance of doubt, Sellers’ Representative).
“Sellers’ Representative” has the meaning given such term in Section 7.13.
“Specified Consent Requirement” means a requirement to obtain a lessor’s or other Person’s prior consent to assignment or transfer of an interest in a Lease or other Asset that (i) is triggered by the transactions contemplated hereunder and (ii) provides that (a) such consent may be granted or withheld in the sole discretion of the Person holding the right (or words to similar effect), (b) any purported assignment in the absence of such consent first having been obtained is void, (c) the Person holding the right may terminate the affected Lease or other instrument creating any Seller’s rights in the affected Asset or (d) the Person holding the right may impose additional conditions on the proposed assignee that involve the payment of money, the posting of collateral security or the performance of other obligations by the assignee that would not be required in the absence of any Seller’s assignment of the affected Lease or other Asset.
“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body with respect to any Tax.
“Taxes” means (a) all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes, unclaimed property and escheat obligations or other assessments, duties, fees or charges imposed by any Governmental Body, including any interest, penalties or additional amounts that may be imposed with respect thereto, (b) any liability for the payment of any amounts of the type described in clause (a) under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax Law) and (c) any liability for the payment of any amounts described in clause (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other Person.
“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.
“Third Person Claim” has the meaning set forth in Section 11.3(b).
“Title Arbitration Notice” has the meaning set forth in Section 4.4(a).
“Title Arbitrator” has the meaning set forth in Section 4.4(b).
“Title Benefit” means any right, circumstance or condition that operates to increase the Net Revenue Interest of a Seller as of the Closing Date in any of the Units above that shown in respect of such Seller on Schedule 3.4, without a greater than proportionate increase in such Sellers’ working interest above that shown in Schedule 3.4.
“Title Benefit Amount” has the meaning set forth in Section 4.3(b).
“Title Benefit Notice” has the meaning set forth in Section 4.3(a).
“Title Benefit Property” has the meaning set forth in Section 4.3(a).
“Title Claim Date” has the meaning set forth in Section 4.2(a).
“Title Defect” means (i) an Environmental Defect or (ii) any lien, charge, encumbrance, obligation, defect, or other similar matter that, if not cured, causes any Seller not to have Defensible Title in and to the Units, as applicable, as of the Closing Date; provided, however, that the following shall not be considered Title Defects for any purpose of this Agreement (each an “Excluded Defect”):
(a)    defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Purchaser provides affirmative evidence that such failure or omission could reasonably be expected to result in another Person’s superior claim of title to the relevant Asset;

(b)    defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;
(c)    defects based on a gap in such Seller’s chain of title in the state’s records as to state leases, or in the county records as to other leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain or runsheet, which documents shall be included in a Title Defect Notice;
(d)    defects as a consequence of cessation of production, insufficient production, or failure to conduct operations on any of the Properties held by production, or lands pooled, communitized or unitized therewith, except to the extent the cessation of production, insufficient production or failure to conduct operations is affirmatively shown to exist such that it would give rise to a right to terminate the lease in question, evidence of which shall be included in a Title Defect Notice;
(e)    defects based on references to lack of information, including lack of information in such Seller’s files, the lack of Third Party records, and or the unavailability of information from regulatory agencies;
(f)    defects based on references to a document because such document is not in such Seller’s files;
(g)    defects based solely on Tax assessment, Tax payment or similar records (or the absence of such activities or records);
(h)    defects arising out of lack of corporate or other entity authorization, unless such lack of authorization results in a Third Party’s actual and superior claim of title to the relevant property;
(i)    defects that have been cured by applicable Laws of limitations or prescription;
(j)    defects arising from the matters disclosed on the Exhibits or Schedules to this Agreement; and
(k)    defects arising as a consequence of, or based on, the approval of a Governmental Body not having been received by such Seller.
“Title Defect Amount” has the meaning set forth in Section 4.2(c)(i).
“Title Defect Notice” has the meaning set forth in Section 4.2(a).
“Title Defect Property” has the meaning set forth in Section 4.2(a).
“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code in effect on the Execution Date.

“Unadjusted Purchase Price” has the meaning set forth in Section 3.1.
“Units” has the meaning set forth in Section 2.2(b).
“UPC” has the meaning set forth in the preamble of this Agreement.

“Wells” has the meaning set forth in Section 2.2(c).